UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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IVERIC bio, Inc.
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Five Penn Plaza, Suite 2372
New York, NY 10001

April 7, 2021
Dear IVERIC bio, Inc. Stockholder:
We hope you are staying safe and well. As we get closer to turning the corner on the COVID-19 pandemic, we are continuing to monitor the situation in the United States and abroad. We remain committed to advancing our therapies while protecting the health and safety of our patients, our employees and other stakeholders.
Despite the COVID-19 pandemic, we had a number of highlights over the past year from a board and corporate governance perspective that I would like to share with you:
•In July 2020, we welcomed Dr. Mark Blumenkranz to our board of directors. Dr. Blumenkranz brings extensive experience in the gene therapy and ophthalmology fields, in various capacities as a researcher, practitioner and senior industry executive.
•In March 2020, we welcomed Dr. Pravin Dugel as our executive vice president, chief strategy and business officer. Dr. Dugel is an internationally recognized expert in retina and brings extensive experience as a clinical researcher, practitioner and industry collaborator.
•Our board of directors and its committees worked closely to oversee and advise our management on responding to the COVID-19 pandemic and mitigating its effects on our business and operations. Our board of directors and its committees have remained engaged throughout the COVID-19 pandemic as we execute on our strategy and plan for beyond the COVID-19 pandemic.
•Our board of directors and compensation and talent strategy committee have taken an active role in overseeing various additional human capital strategies put into place during 2020, including ways to support the health and well-being of our employees while working remotely and our diversity, equity and inclusion initiatives. In February 2021, we amended the charter for, and renamed our compensation committee as, the compensation and talent strategy committee to reflect its expanded role.
On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as our executive chairman and from our board of directors, effective as of the close of business on the date of our 2021 annual meeting of stockholders. We thank Dr. Guyer for his many years of service to our company and on our board of directors.
In light of the ongoing COVID-19 pandemic and to safeguard the health and well-being of our stockholders, directors, officers and employees, our annual meeting of stockholders for 2021 will be a virtual meeting. There will not be a physical meeting location and you will not be able to attend in person. This is the second year we will be hosting an entirely virtual meeting, and we believe having a virtual-only meeting is prudent in light of the current situation with the COVID-19 pandemic and will enable greater stockholder participation from any location around the world.
The virtual meeting will be held on Wednesday, May 19, 2021, beginning at 9:00 a.m., Eastern time, and instructions for accessing and participating in the meeting, including how to vote your shares and how to ask questions, either before or during the meeting, are enclosed in this proxy statement.
The enclosed Notice of Annual Meeting of Stockholders also sets forth the proposals that will be presented during the meeting, which are described in more detail in the proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1, 2 and 3, in each case as set forth in the proxy statement.

Pursuant to the Securities and Exchange Commission rules that allow users to furnish proxy materials to stockholders over the Internet instead of a printed copy of proxy materials, we are providing access to our proxy materials by posting them on the Internet and delivering a Notice Regarding the Availability of Proxy Materials, as more fully described in the accompanying Notice of Annual Meeting of Stockholders. This reduces the amount of paper necessary to produce these materials as well as the costs and logistics associated with mailing these materials to all stockholders. On or about April 9, 2021, we will begin mailing to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access or request copies of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2020.

We look forward to your virtual attendance at our 2021 annual meeting.

Very truly yours,
/s/ Glenn P. Sblendorio
Glenn P. Sblendorio Chief Executive Officer, President and Member of the Board of Directors

IVERIC bio, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 19, 2021
The 2021 annual meeting of stockholders (the “2021 annual meeting”) of IVERIC bio, Inc., a Delaware corporation (“IVERIC”), will be held on Wednesday, May 19, 2021, beginning at 9:00 a.m., Eastern time. In light of the ongoing COVID-19 pandemic, for the health and well-being of our stockholders, directors, officers and employees, we have determined that the 2021 annual meeting, similar to the 2020 annual meeting, will be conducted in a virtual meeting format only, with no physical in person meeting. At our virtual annual meeting, you will be able to attend and participate in the meeting online, vote your shares online and submit your questions before and during the meeting by visiting: www.meetingcenter.io/203895206. The password for the meeting is ISEE2021. You will need a control number to vote your shares electronically during the meeting. Instructions for obtaining a control number are included in the accompanying proxy statement. If you do not have a control number, you may participate as a "Guest". There is no physical location for the 2021 annual meeting.
The 2021 annual meeting will consider and act upon the following matters:
1.    To elect three class II directors of our board of directors to serve until the 2024 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
2.    To hold a non-binding, advisory vote to approve named executive officer compensation;
3.    To ratify the selection of Ernst & Young LLP as IVERIC’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.    To transact such other business as may properly come before the 2021 annual meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 31, 2021 are entitled to notice of and will be entitled to vote at the 2021 annual meeting or any adjournment or postponement thereof. A complete list of registered stockholders as of the close of business on the record date will be available for inspection by stockholders of record during the entirety of the annual meeting at www.meetingcenter.io/203895206.
This year, similar to last year, we have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide our stockholders access to our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) by notifying you of the availability of our proxy materials and our Annual Report via the Internet. The notice and access model provides us with a fast, efficient and lower cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on or about April 9, 2021, we will begin to mail to our stockholders a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) with instructions on how to access the proxy materials and our Annual Report via the Internet (or how to request a paper copy) and how to vote online or by telephone. We will also deliver printed versions of the proxy materials to stockholders who request paper copies of the proxy materials. On the date of the mailing of the Notice, all stockholders will be able to access the proxy materials on a website referred to, and at the URL address included in, the Notice. These proxy materials will be available free of charge.
    Further information about how to attend and participate in the 2021 annual meeting online, vote your shares before or during the meeting and to submit your questions before and during the meeting is included in the accompanying proxy statement.

By order of the board of directors,
/s/ Glenn P. Sblendorio
Glenn P. Sblendorio Chief Executive Officer, President and Member of the Board of Directors

New York, New York
April 7, 2021
IF YOU ARE A RECORD OWNER, YOU DO NOT NEED TO REGISTER IN ADVANCE TO JOIN THE ANNUAL MEETING AND VOTE YOUR SHARES. YOUR CONTROL NUMBER IS ON YOUR NOTICE AND, IF YOU CHOOSE TO REQUEST PAPER COPIES OF PROXY MATERIALS, YOUR PROXY CARD. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET BEFORE THE ANNUAL MEETING OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR NOTICE OR, IF YOU CHOOSE TO REQUEST PAPER COPIES OF PROXY MATERIALS, YOUR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, YOU WILL NEED TO REQUEST PAPER COPIES OF PROXY MATERIALS AND FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD.
IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, FOR EXAMPLE, IF YOUR SHARES ARE HELD BY YOUR BROKERAGE FIRM, IF YOU WISH TO VOTE YOUR SHARES DURING THE ANNUAL MEETING, YOU WILL NEED TO REGISTER IN ADVANCE TO OBTAIN A CONTROL NUMBER BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY STATEMENT. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE BEFORE THE ANNUAL MEETING BY FOLLOWING INSTRUCTIONS FROM YOUR BROKERAGE FIRM.
THE ONLINE MEETING WILL BEGIN PROMPTLY AT 9:00 A.M., EASTERN TIME. WE ENCOURAGE YOU TO ACCESS THE MEETING IN ADVANCE OF THE START TIME.

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IVERIC bio, Inc.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 19, 2021

Information About the 2021 Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “board of directors” or the “board”) of IVERIC bio, Inc., a Delaware corporation (“IVERIC,” “we," “us” or the "company") for use at the 2021 annual meeting of stockholders (the “2021 annual meeting”) to be held on Wednesday, May 19, 2021, beginning at 9:00 a.m., Eastern time, and at any adjournment or postponement thereof. To support the health and well-being of our stockholders, directors, officers and employees in light of the ongoing COVID-19 pandemic, our 2021 annual meeting will be a virtual meeting of stockholders where stockholders can participate by accessing a website using the Internet. There will not be a physical meeting location. Our 2020 annual meeting was virtual only and we believe having a virtual meeting in 2021 is prudent in light of the ongoing public health and safety concerns from the COVID-19 pandemic and will enable greater stockholder participation from any location around the world. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual platform.
In accordance with the rules promulgated by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders over the Internet. All stockholders are receiving by mail a Notice Regarding the Availability of Proxy Materials (the "Notice"), which provides general information about the 2021 annual meeting, the address of the website on which our proxy statement and 2020 annual report are available for review, downloading and printing, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., a paper copy by mail), the Notice contains instructions on how to do so. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail free of charge.
You may attend the annual meeting live online by visiting www.meetingcenter.io/203895206. The meeting password is: ISEE2021. The webcast will start at 9:00 a.m., Eastern time, on May 19, 2021. You will need the control number included on your Notice and, if you choose to request paper copies of proxy materials, your proxy card, in order to be able to vote your shares on the annual meeting website. If you are a registered stockholder, your control number is included on your Notice. If you are a beneficial owner, you will need to register in advance for a control number (see the instructions in the section below on voting for street name holders) in order to vote on the annual meeting website. Otherwise, you may participate as a "Guest". Instructions on how to attend and participate online are provided in the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. We expect online check-in to be available starting around 7:00 a.m., Eastern time, on the day of the 2021 annual meeting, May 19, 2021, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the support team at 1-888-724-2416 or visit the site's support page at https://support.vevent.com, which includes a form to contact the site's technical support team.
If you wish to submit a question before the meeting, you can visit www.meetingcenter.io/203895206 and follow the prompts on the website. If you wish to submit a question during the 2021 annual meeting, you may log into, and ask a question on, the virtual meeting website. Our virtual meeting will be governed by our Annual Meeting Rules of Conduct, which will be posted at www.meetingcenter.io/203895206 in advance of the meeting. The Annual Meeting Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including permissible topics, and rules for how questions and comments will be recognized and disclosed to participants. Please review the Annual Meeting Rules of Conduct for information about how to participate in the meeting, including how to submit questions before or during the meeting. You will be able to ask questions even if you participate in the 2021 annual meeting as a "Guest".
On March 31, 2021, the record date for the determination of stockholders entitled to vote at the 2021 annual meeting, there were outstanding and entitled to vote an aggregate of 90,169,616 shares of our common stock, par value $0.001 per share (“common stock”). Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2021 annual meeting. A list of registered stockholders as of the close of business on the record date will be available for examination by any registered stockholder during the entirety of the 2021 annual meeting at

www.meetingcenter.io/203895206. If you attend the 2021 annual meeting as a "Guest", you will not be able to access this list.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
Voting Procedures for Record Holders
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:
(1)    You may vote over the Internet during the annual meeting. You may vote your shares over the Internet by accessing the annual meeting website by following the instructions provided in the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. You do not need to register in advance to attend the annual meeting online. You can cast your votes by following the prompts provided by the website.
(2)    You may vote over the Internet prior to the annual meeting. You may vote your shares over the Internet by following the "Vote over Internet Prior to Annual Meeting" instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. If you vote over the Internet prior to the annual meeting, you do not need to vote during the annual meeting or by telephone or by mail.
(3)    You may vote by telephone prior to the annual meeting. You may vote your shares by following the “Vote by Phone” instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card. If you vote by telephone, you do not need to vote over the Internet or by mail.
(4)    You may vote by mail prior to the annual meeting. If you wish to vote your shares by mail, please request paper copies of proxy materials and follow the instructions on the proxy card. You will be given a prepaid return envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.
All proxies that are executed or are otherwise submitted over the Internet or by telephone or by mail will be voted on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors’ recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy before the 2021 annual meeting by doing any one of the following things:
•voting online at the 2021 annual meeting;
•submitting a new proxy by following the “Vote by Internet Prior to Annual Meeting” or “Vote by Phone” instructions on the Notice or, if you choose to request paper copies of proxy materials, on the proxy card, prior to the start of the 2021 annual meeting; or
•giving our Secretary a written notice via email at proxyrequest@ivericbio.com before or at the 2021 annual meeting that you want to revoke your proxy.
Your virtual attendance at the 2021 annual meeting alone will not revoke your proxy.
Voting Procedures for Street Name Holders
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we refer to in this proxy statement collectively as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you choose to attend the online annual meeting, please follow the instructions in the following paragraph. If you choose to have your brokerage firm vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet before the annual meeting or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instructions from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares for certain “discretionary” items, but will not be allowed to vote your shares for certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of class II directors (Proposal 1) and the non-binding, advisory vote to approve named executive officer compensation, or “say-on-pay” vote (Proposal 2) are “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote on any of these proposals, your brokerage firm will not vote on that proposal and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If you plan to attend and vote your shares online at the 2021 annual meeting and your shares are held in street name, you must register in advance. To do so, you must submit a legal proxy, which you can obtain from your brokerage firm, showing that you were the beneficial owner of the shares as of the record date (March 31, 2021), along with your name and email address, to ComputerShare. Requests for registration must be labeled as “IVERIC bio Legal Proxy” and be received by ComputerShare no later than 5:00 p.m., Eastern Time, on May 14, 2021. You will receive a confirmation of your registration, including your control number, by email after ComputerShare receives your registration materials. If you do not register in advance, you will not receive a control number and you may only participate in the online meeting as a "Guest" without the ability to vote your shares at the annual meeting. However, you may choose to vote before the annual meeting by following the instructions from your broker and if you choose, attend the online annual meeting as a "Guest". You will be able to submit questions as a "Guest".
Requests for registration should be directed to ComputerShare at the following addresses:
    By email (preferred):
        legalproxy@computershare.com
    Or by mail:
        Computershare
        IVERIC bio Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001

Votes Required
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2021 annual meeting will constitute a quorum for the transaction of business at the 2021 annual meeting. Shares of common stock represented in person on the annual meeting website or by proxy (including shares which abstain or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2021 annual meeting. Shares present virtually during the 2021 annual meeting will be considered shares of common stock represented in person at the meeting. The following votes are required for approval of the proposals being presented at the 2021 annual meeting:
Proposal 1: To Elect Three Class II Directors. The three nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
    Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, or “Say-on-Pay.” This proposal calls for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our board, including our compensation and talent strategy committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Proposal 3: To Ratify the Selection of Ernst & Young LLP as IVERIC’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above. Also, if you attend the annual meeting as a "Guest" and did not provide your vote before the meeting, your shares will not be counted as shares voting on the matters at the 2021 annual meeting.

CORPORATE GOVERNANCE

Board of Directors
Continuing Members of and Current Members Nominated for Election to Our Board of Directors
Set forth below are the names and certain biographical information about each continuing member of and current member who is nominated for election to our board of directors as of March 31, 2021. The information presented includes each director’s principal occupation and business experience for the past five years and the names of other public companies of which he or she currently serves or has served as a director during the past five years. We believe that all of our directors possess the attributes and characteristics described in “Board Processes—Director Nomination Process.”

Glenn P. Sblendorio Chief Executive Officer, President and Director, IVERIC bio, Inc. Director Since 2017 and from 2013 to 2016 Age: 65
Mr. Sblendorio assumed the position of chief executive officer in July 2017, in addition to his role as president, and has served as a member of our board of directors since May 2017. Mr. Sblendorio has served as our president since January 2017 and previously served as our executive vice president and chief operating officer from April 2016 to January 2017. In addition, he served as our chief financial officer and treasurer from April 2016 until April 2017. Mr. Sblendorio previously served as a member of our board of directors from July 2013 through March 2016. Before joining us, Mr. Sblendorio served as the president and chief financial officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio currently serves as a member of the board of directors of Amicus Therapeutics Inc. and Intercept Pharmaceuticals, Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company.

Skills and Qualifications:
We believe that Mr. Sblendorio is qualified to serve on our board of directors because of his extensive executive leadership experience, knowledge of the life sciences industry and service on the board of directors of other life sciences companies. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

Other Public Company Boards: a.Intercept Pharmaceuticals, Inc. b.Amicus Therapeutics, Inc.	Committee Memberships: N/A

Mark S. Blumenkranz, M.D., Ph.D. Director, IVERIC bio, Inc. Director Since 2020 Age: 68
Dr. Blumenkranz has served as a member of our board of directors since July 2020. Dr. Blumenkranz is HJ Smead Professor Emeritus in the Department of Ophthalmology at Stanford University, where he served as the chair of the department from 1997 to 2015. Dr. Blumenkranz is a co-founder and the chief executive officer and chairman of Kedalion Therapeutics, Inc., a venture-backed ophthalmology company. Dr. Blumenkranz is the chairman and founding director of Lagunita Biosciences LLC, an early stage healthcare investment company and incubator. Dr. Blumenkranz currently serves on the board of directors of One Medical, a publicly traded primary care platform and digital health company, and he previously served on the board of directors of Adverum Biotechnologies, Inc., a publicly traded ocular gene therapy company. He is a past president of the American University Professors of Ophthalmology, the Retina Society, the Macula Society, and a Fellow Emeritus of the Corporation of Brown University.

Skills and Qualifications:
We believe Dr. Blumenkranz is qualified to serve on our board of directors because of his extensive experience in the ophthalmology and gene therapy fields, in various capacities as a researcher, a practitioner, and as a senior industry executive.
Dr. Blumenkranz received his undergraduate, graduate, and medical degrees at Brown University; his ophthalmic residency training at Stanford University; and a fellowship in vitreo-retinal diseases at the Bascom Palmer Eye Institute. He is also the author of more than 160 peer-reviewed articles and the inventor of more than 18 issued patents including the Pascal and Catalys lasers.

Other Public Company Boards: a.One Medical	Committee Memberships: a.Compensation & Talent Strategy Committee b.Nominating & Corporate Governance Committee c.Research & Development Committee

Axel Bolte Director, IVERIC bio, Inc. Director Since 2007 Age: 49
Mr. Bolte has served as a member of our board of directors since August 2007. Since February 2017, Mr. Bolte has served as president and chief executive officer of Inozyme Pharma Inc., a publicly traded biotechnology company, and as a managing member of Healthcare Advisors GmbH, a private healthcare advisory company. From February 2017 to September 2019, Mr. Bolte served as a venture partner to HBM Partners AG, a provider of investment advisory services in the life sciences industry, and where he previously served as an investment advisor from March 2003 through January 2017. Mr. Bolte currently serves on the board of directors of Inozyme Pharma Inc. and previously served on the boards of directors of Allena Pharmaceuticals, Inc. and Nabriva Therapeutics AG, both of which are publicly traded biotechnology or pharmaceutical companies.

Skills and Qualifications:
We believe that Mr. Bolte is qualified to serve on our board of directors because of his many years of service as one of our directors, his extensive experience as a venture capital investor in the life sciences industry, his executive leadership experience and his service on the board of directors of other life sciences companies. Mr. Bolte received a degree in biochemistry from the Swiss Federal Institute of Technology, Zurich, Switzerland and an M.B.A. from the University of St. Gallen, Switzerland.

Other Public Company Boards: a.Inozyme Pharma, Inc.	Committee Memberships: a.Nominating & Corporate Governance Committee (Chair) b.Audit Committee

Adrienne L. Graves, Ph.D. Independent Lead Director, IVERIC bio, Inc. Director Since 2018 Age: 67
Dr. Graves has served as a member of our board of directors since December 2018. From 1995 to 2010, Dr. Graves worked at Santen, Inc., the United States subsidiary of a Japanese publicly traded pharmaceutical company, where Dr. Graves served as senior vice president of worldwide clinical development (United States, Europe and Japan) for seven years and chief executive officer and president for eight years. Dr. Graves currently serves on the boards of directors of Greenbrook TMS Inc., NicOx, S.A. and Oxurion NV, and previously served on the board of directors of Akorn Inc. and TearLab Corporation, all of which are publicly traded biotechnology or pharmaceutical companies.

Skills and Qualifications:
We believe Dr. Graves is qualified to serve on our board of directors because of her strong background in ophthalmology, her extensive experience in pharmaceutical development and commercialization, and her service on the boards of directors of other life sciences companies. Dr. Graves received an A.B. in psychology from Brown University and a Ph.D. in psychobiology from the University of Michigan, and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Other Public Company Boards: a.Greenbrook TMS Inc. b.NicOx S.A. c.Oxurion NV	Committee Memberships: a.Compensation & Talent Strategy Committee (Chair) b.Research & Development Committee c.Special Litigation Committee

Jane P. Henderson Director, IVERIC bio, Inc. Director Since 2018 Age: 55
Ms. Henderson has served as a member of our board of directors since January 2018. Ms. Henderson has served as the chief financial officer of Adagio Therapeutics, a privately-held biotechnology company, since December 2020. From June 2018 to December 2020, Ms. Henderson served as the chief financial officer of Turnstone Biologics, a privately-held biotechnology company. From January 2017 to June 2018, Ms. Henderson served as chief financial officer and senior vice president, corporate development at Voyager Therapeutics, Inc., a publicly-traded clinical-stage gene therapy company. From 2013 to 2016, Ms. Henderson served as senior vice president, chief financial and business officer of Kolltan Pharmaceuticals, Inc., which was a privately held pharmaceutical company. In addition to her industry experience, Ms. Henderson was managing director and held other senior roles at HSBC Holdings plc, Canadian Imperial Bank of Commerce, Lehman Brothers and Salomon Brothers. Ms. Henderson currently serves on the boards of directors of Sesen Bio Inc. and Akero Therapeutics, Inc., both of which are publicly traded biotechnology companies.

Skills and Qualifications:
We believe that Ms. Henderson is qualified to serve on our board of directors because of her extensive leadership experience in the life sciences industry and in health care investment banking. Ms. Henderson received a B.S. in psychology from Duke University.

Other Public Company Boards: a.Sesen Bio, Inc. b.Akero Therapeutics, Inc.	Committee Memberships: a.Audit Committee (Chair) b.Special Litigation Committee (Chair) c.Compensation & Talent Strategy Committee d.Nominating & Corporate Governance Committee

Calvin W. Roberts, M.D. Director, IVERIC bio, Inc. Director Since 2019 Age: 68
Dr. Roberts has served as a member of our board of directors since January 2019. Dr. Roberts has served as president and chief executive officer of the Lighthouse Guild since April 2020. Previously, he served as the senior vice president, chief medical officer of Eye Care at Bausch Health Companies Inc., a publicly traded pharmaceutical company, from March 2011 to March 2020. Since 1982, Dr. Roberts has also served as a clinical professor of ophthalmology at Weill Cornell Medical College and was a practicing ophthalmologist for over 26 years. Dr. Roberts is a renowned specialist in cataract and refractive surgery. Dr. Roberts previously served as a consultant for Allergan, Inc., Johnson & Johnson, and Novartis AG. Dr. Roberts currently serves on the board of directors of Auris Medical Holding AG and previously served on the board of directors of Alimera Sciences, Inc., both publicly-traded biotechnology companies.

Skills and Qualifications:
We believe Dr. Roberts is qualified to serve on our board of directors because of his extensive experience in the ophthalmology field, both as a practitioner and as a senior industry executive. Dr. Roberts received an A.B. from Princeton University and an M.D. from the College of Physicians and Surgeons of Columbia University. Dr. Roberts completed his internship and ophthalmology residency at Columbia Presbyterian Hospital, and cornea fellowships at Massachusetts Eye and Ear Infirmary and the Schepens Eye Research Institute in Boston. Dr. Roberts holds patents on a number of devices used for ophthalmic surgery.

Other Public Company Boards: a.Auris Medical Holding AG	Committee Memberships: a.Research & Development Committee (Chair) b.Audit Committee c.Compensation & Talent Strategy Committee d.Nominating & Corporate Governance Committee

Non-Continuing Members of Our Board of Directors

David Guyer, M.D. has served as chairman of our board of directors since our inception in January 2007. Beginning in July 2017, Dr. Guyer has also served as our executive chairman, and he previously served as our chief executive officer from April 2013 through June 2017. Dr. Guyer was also a venture partner at SV Life Sciences Advisers, LLC until 2016. He currently serves on the board of directors of EyePoint Pharmaceuticals, Inc. and Oxurion NV (formerly ThromboGenics NV), and previously served on the board of directors of Applied Genetic Technologies Corporation, all of which are publicly traded biotechnology or biopharmaceutical companies.

On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as our executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting, and would be returning to the role of venture partner with SV Health Investors. Dr. Guyer has agreed to continue as a senior advisor to the company for a two-year period following the 2021 annual meeting.

Board Composition
Our board of directors is currently authorized to have, and currently consists of, seven members. Our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2023;
•the class II directors are Dr. Blumenkranz, Mr. Bolte and Dr. Roberts, and their term expires at the 2021 annual meeting; and
•the class III directors are Dr. Graves and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2022.
On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting. As a result, following the close of business on the date of the 2021 annual meeting, we expect there to be a vacancy on the board.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Dr. Blumenkranz, Mr. Bolte, Dr. Graves, Ms. Henderson or Dr. Roberts, representing five of our seven current directors, has or had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors has also determined that Ms. Henderson, Mr. Bolte and Dr. Roberts, who comprise our audit committee, Dr. Graves, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts, who comprise our compensation and talent strategy committee, and Mr. Bolte, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company, including the transactions described below in “Board Policies—

Related Person Transactions,” and all other facts and circumstances our board of directors deemed relevant in determining independence.
Mr. Sblendorio, who is a class I director, is an employee and is therefore not “independent.” Dr. Guyer, who is a class III director, is an employee and is therefore also not “independent.”
How Our Board Is Organized
Board Leadership Structure
Dr. Guyer has served as the executive chairman of our board of directors, a role created when we separated the roles of chairman of the board of directors and chief executive officer and appointed Mr. Sblendorio as our chief executive officer effective July 2017. This change provided an opportunity to retain both Mr. Sblendorio in the role of chief executive officer, enabling him to lead the company in our day-to-day operations and in structuring, negotiating and executing our business development strategy, while also providing an opportunity to retain Dr. Guyer for a period of time in the newly created role of executive chairman. Our board believed this leadership role for Dr. Guyer was particularly appropriate for our company given Dr. Guyer’s long history with our company, his extensive knowledge of and experience with our business and industry, his experience as a practicing retinal physician and his ability to effectively identify strategic priorities for us. Our board believes the role of executive chairman of our board of directors has promoted effective execution of strategic goals and facilitated information flow between management and our board. Our board also believes this separate governance structure has benefited our company by enabling Mr. Sblendorio to focus his entire energy on running the company while providing for the separate leadership of our board of directors by and other contributions from Dr. Guyer. On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from the board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting, and would continue to serve the company as a senior advisor for a two-year period following the 2021 annual meeting pursuant to a consulting agreement.
Because Dr. Guyer is an employee and is therefore not “independent,” our board of directors has appointed Dr. Graves, an independent director within the meaning of Nasdaq rules (see “Board of Directors—Board Determination of Independence” above), as our independent lead director. Dr. Graves has served as independent lead director since October 2019. Her duties as independent lead director include the following:
•chairing meetings of the independent directors in executive session;
•facilitating communications between other members of our board, our executive chairman and our chief executive officer;
•working with our executive chairman and our chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board;
•reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Board Processes—Communications with Stockholders” below);
•consulting with our executive chairman and our chief executive officer on matters relating to corporate governance and board performance; and
•meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.
Our nominating and corporate governance committee and our board of directors evaluate our board leadership structure from time to time and may recommend further alterations of this structure, including the appointment of a new chairperson for our board of directors, in the future.
Board Committees
Our board of directors has established an audit committee, a compensation and talent strategy committee, a nominating and corporate governance committee and a research and development committee, each of which operates under a charter that has been approved by our board. Copies of these committee charters are posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
In the fourth quarter of 2018, our board appointed a committee of independent directors to review certain stockholder litigation demands that we received. In addition, during the fourth quarter of 2019, our board appointed a committee of independent directors to investigate the allegations made in the complaint for a shareholder derivative action filed against current and former members of our board of directors and certain of our current and former officers in the United States District Court for the Southern District of New York, captioned Luis Pacheco v. David R. Guyer, et al., Case No. 1:18-cv-07999. Ms. Henderson is the chair of both the demand review and special litigation committees, and Dr. Graves is a member of both committees. A description of these matters is set forth in our Annual Report on Form 10-K, which was filed with the SEC on March 4, 2021.
Our board may also appoint additional committees from time to time as it deems appropriate.
Audit Committee
The members of our audit committee are Ms. Henderson, Mr. Bolte and Dr. Roberts. Ms. Henderson chairs our audit committee.
Our audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal controls over financial reporting and disclosure controls and procedures, including any impact as a result of the COVID-19 pandemic;
•overseeing our risk assessment and risk management policies and programs, including our code of business conduct and ethics and our compliance activities;
•overseeing cybersecurity, including measures to protect and improve our informational technology systems, and monitoring cybersecurity and privacy risks associated with our activities and those of third parties we work with;
•establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•meeting independently with our independent registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by SEC rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our board of directors has determined that Ms. Henderson is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under the current Nasdaq Marketplace Rules and SEC rules and regulations.
The audit committee met five times during 2020.

Compensation and Talent Strategy Committee
In February 2021, our board of directors approved an amended charter for our compensation committee, which was renamed "compensation and talent strategy committee", to reflect additional responsibilities over human capital matters.
The members of our compensation and talent strategy committee are Dr. Graves, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts. Dr. Graves chairs our compensation and talent strategy committee. Dr. Blumenkranz joined our compensation and talent strategy committee in July 2020.
Our compensation and talent strategy committee’s responsibilities include:
•overseeing and reviewing with management our strategies relating to talent strategy and human capital, including ways to attract, develop and retain key employees for the growth of our business, diversity, equity and inclusion initiatives, and initiatives to support the health and well-being and engagement of our employees;
•reviewing, and recommending to our board for approval, our corporate goals for each year and reviewing our performance against those goals at the end of each year;
•reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and our other executive officers, including during his tenure with us, our executive chairman;
•overseeing an evaluation of our senior executives;
•reviewing our management's decisions regarding compensation of non-executive employees, including any cash and equity bonus programs and promotions;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board with respect to director compensation;
•reviewing and discussing annually with management our compensation disclosure required by SEC rules; and
•preparing the compensation committee report required by SEC rules.
The processes and procedures followed by our compensation and talent strategy committee in considering and determining executive compensation is described below under “Executive Compensation—Compensation Discussion and Analysis.” The processes and procedures followed by our compensation and talent strategy committee in considering and determining director compensation is described below under “Board Processes—Director Compensation Processes.”
The compensation and talent strategy committee met nine times during 2020 and took action by written consent nine times.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Mr. Bolte, Dr. Blumenkranz, Ms. Henderson and Dr. Roberts. Mr. Bolte chairs our nominating and corporate governance committee. Dr. Blumenkranz joined our nominating and corporate governance committee in July 2020.
Our nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board;
•recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;
•reviewing and making recommendations to our board with respect to our board leadership structure;

•reviewing and making recommendations to our board with respect to development of and succession planning for our chief executive officer and other senior executives;
•developing and recommending to our board corporate governance principles; and
•overseeing a periodic evaluation of our board and board committees.
The nominating and corporate governance committee met four times during 2020 and took action by written consent once.
Research and Development Committee
Our research and development committee assists our board and management with reviewing and evaluating our research and development programs in light of our long-term strategic goals. The committee also helps us with identifying new and emerging trends in health care, pharmaceutical science, technology, manufacturing and regulation to assist our board and management with making well-informed choices in developing our research and development capabilities and using our research and development resources.
    The members of our research and development committee are Dr. Roberts, Dr. Blumenkranz, Dr. Graves and Dr. Guyer. Dr. Roberts chairs our research and development committee. Dr. Blumenkranz joined our research and development committee in July 2020.
Our research and development committee met four times during 2020.
Compensation Committee Interlocks and Insider Participation
During 2020, the members of our compensation and talent strategy committee consisted of:
•Dr. Graves, who served throughout the year;
•Dr. Blumenkranz, who served since his appointment to the committee in July 2020;
•Ms. Henderson, who served throughout the year; and
•Dr. Roberts, who served throughout the year.
None of our executive officers serves as a member of the board of directors or compensation and talent strategy committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation and talent strategy committee. None of the members of our compensation and talent strategy committee set forth in the list above are, or have ever been, an officer or employee of our company.
Board Meetings and Attendance
Our board of directors met eight times during 2020 and took action by written consent four times. During 2020, each of our incumbent directors attended at least 75% of the aggregate number of board meetings and committee meetings held by all committees of the board on which he or she then served.
Our directors are expected to attend our annual meetings of stockholders. In 2020, all of our then-serving directors attended our annual meeting of stockholders.
Board Processes
Oversight of Risk
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. One of the roles of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by regularly discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.
The following table is an outline of the principal risk management areas overseen by our board and its committees, categorized by committee or the full board:

Full Board	Audit Committee	Compensation & Talent Strategy Committee	Nominating & Corporate Governance Committee	Research & Development Committee
Business strategy, including business development	Cybersecurity and privacy	Compensation policies and practices	Board composition	Scientific
Capital resources	Facilities and business continuity	Human capital	Corporate governance	Development
Competition	Financial, including internal controls		Management succession planning	Regulatory strategy
COVID-19 and other macroeconomic risks	Legal and compliance, including regulatory			Technical and manufacturing
Intellectual property, including lifecycle
Litigation
Each committee reports to the full board on a regular basis, including reports on the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss particular risks.
Board Oversight During the COVID-19 Pandemic and In Response to Other Current Events
From the onset of the COVID-19 pandemic, our board and its committees have taken active roles in helping us continue to execute on our strategy while navigating through the pandemic. Our management has worked diligently to assess, and keep our board informed on, the impact of the pandemic on our operations, including our clinical trials (such as the GATHER2 trial), the work of our contract manufacturers, academic collaborators and other key vendors, our supply chain and our workforce and its transition to remote working, our financial position and our business continuity strategy. Our board members advise and oversee our management as we work to develop and implement a strategy and various initiatives to mitigate the immediate and potential long-term effects of the COVID-19 pandemic, including its effects on the health and well-being and productivity of our employees.

In addition to the board, its committees continue to provide advice on and oversight over various risks associated with the COVID-19 pandemic and other current events. We provide some examples below:

•As cybersecurity risks became more prominent over the course of 2020, our audit committee continued to take an active role in overseeing our cybersecurity efforts, including various actions we have taken in response to a ransomware attack suffered by one of our GATHER2 trial vendors on several of its servers in September 2020.

•Our research and development committee closely oversaw our management team's efforts in maintaining and improving communication and collaboration with our third-party contract manufacturers, academic collaborators and other key vendors over the course of the COVID-19 pandemic.

•In late 2020, our nominating and corporate governance committee received an update from management and an external consultant on environmental, social and governance, or ESG, considerations for companies of our size and in our industry, including human capital and diversity, equity and inclusion matters.

Our board and its committees remained engaged on our COVID-19 mitigation initiatives throughout 2020 and into 2021 and have continued to provide advice and oversight as we execute on our strategy and plan for beyond the COVID-19 pandemic.

Director Nomination Process
Our nominating and corporate governance committee considers candidates for the board who are recommended by stockholders (pursuant to the process outlined below), directors, third-party search firms engaged by the nominating and corporate governance committee or the board, and other sources. When selecting candidates for recommendation to the board, the nominating and corporate governance committee considers the attributes of the candidates and the needs of the board and reviews all candidates in substantially the same manner, regardless of the source of the recommendation. The process followed by our nominating and corporate governance committee to evaluate director candidates includes, in the case of existing directors being considered for re-nomination, evaluation of the candidates’ performance on our board and its committees, and, in the case of potential candidates who are not then serving on our board, consideration of biographical information and background material and interviews of selected candidates and inquiries of persons with knowledge of the candidate by members of the committee and our board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment, knowledge of our business and industry and the ability to contribute positively to the collaborative culture among our board members.

Our corporate governance guidelines provide that the value of diversity should be considered in the nomination process and that the background and qualifications of the members of our board of directors considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our board of directors in fulfilling its responsibilities. The board believes that maintaining a diverse membership provides the board with a broader perspective and enhances the board’s deliberations. As such, our nominating and corporate governance committee considers various aspects of each director candidate’s qualifications, skills and background, such as gender, racial or ethnic identity, sexual identity, international experience and/or expertise in a particular discipline or field. Although the nominating and corporate governance committee considers these characteristics, the committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Each of the director nominees for election at the 2021 annual meeting is a current member of our board of directors. The biographies under “Board of Directors—Continuing Members of and Current Members Nominated for Election to Our Board of Directors” indicate the experience, qualifications, attributes and skills of each nominee that led our nominating and corporate governance committee and our board to conclude that such nominee should continue to serve as a director of our company. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that our board of directors as a group possess the skill sets and specific experience desired of our board as a whole.

Stockholders may recommend individuals for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Secretary at our principal offices , Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our bylaws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for 2022 Annual Meeting of Stockholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Secretary at our principal offices, Attention: Corporate Secretary, or by calling (212) 845-8200. Additional information about contacting us is available on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
In addition, stockholders who wish to communicate with our entire board may do so by writing to Dr. Adrienne L. Graves, Independent Lead Director, at our principal offices. Communications will be forwarded to other directors if they relate to substantive matters that our independent lead director, in consultation with our general counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Director Compensation Processes
Our director compensation program is administered by our board of directors with the assistance of the compensation and talent strategy committee and our independent compensation consultant. The compensation and talent strategy committee conducts an annual review of director compensation and makes any necessary recommendations to the board. As part of the process for reviewing our director compensation, our independent compensation consultant provides, and our compensation and talent strategy committee considers, market data for director compensation programs at peer companies in the group selected. In evaluating our director compensation program in early 2021, our compensation and talent strategy committee reviewed market data for companies in our 2021 peer group that we used to make executive compensation determinations at the end of 2020. For information regarding the companies included in this peer group, please see the section, "Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process—Use of Peer Groups—2021 Peer Group".
Our stockholders approved our Non-Employee Director Compensation Policy at our 2019 annual meeting. In July 2020, our board of directors approved an amendment to this policy relating to the equity component of compensation for non-employee directors in accordance with the terms of the policy. For more information about this policy, including the foregoing amendment, please see the section, "Director Compensation—Director Compensation Arrangements".
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:
•our board’s principal responsibility is to oversee our management;
•a majority of the members of our board must be independent directors;
•the independent directors meet in executive session at least twice a year;
•directors have full and free access to management and, as necessary, independent advisors;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•our board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.
A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at https://investors.ivericbio.com.
Board Policies
Related Person Transactions
Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of our business;
•whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
•a transaction that is specifically contemplated by provisions of our charter or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation and talent strategy committee in the manner specified in its charter.
Other than the compensation arrangements with directors and executive officers and the consulting agreement entered into with Dr. Guyer in connection with his departure effective as of the close of business on the date of the 2021 annual meeting described elsewhere in this proxy statement, since January 1, 2020, we have not been party to any transactions with executive officers, directors or affiliates of our executive directors or directors, or with holders of more than 5% of our voting securities or their affiliates at the time the transaction was entered into. For a description of the consulting agreement with Dr. Guyer, see “Material Terms of Employment – Dr. Guyer’s Transition to Senior Advisor”.

Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In December 2019, we amended our code of business conduct and ethics to better align the code with our stage of development, including, among other things, updates relating to compliance with laws, rules and regulations applicable to pharmaceutical development, interactions with healthcare providers, data privacy and international trade regulations. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at https://investors.ivericbio.com. In addition, to the extent applicable, we intend to post on our website, all disclosures that are required by law or the Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics.
We plan to provide training on our code of business conduct and ethics on an annual basis. We also require that all of our employees, including our executive officers, certify on an annual basis that they have read and will abide by our code of business conduct and ethics.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of March 31, 2021:

Name	Age	Position
Glenn P. Sblendorio	65	Chief executive officer and president
David R. Guyer (1)	61	Executive chairman
Pravin U. Dugel	57	Executive vice president, chief business and strategy officer
David F. Carroll	55	Senior vice president, chief financial officer and treasurer
Keith Westby	46	Senior vice president and chief operating officer

(1) On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business of the date of the 2021 annual meeting. Dr. Guyer has agreed to continue as a senior advisor to the company for a two-year period following the 2021 annual meeting pursuant to a consulting agreement, the terms of which are described below under “Material Terms of Employment—Dr. Guyer's Transition to Senior Advisor”.

    In addition to the biographical information for Mr. Sblendorio, which is set forth above under “Corporate Governance—Board of Directors—Continuing Members of and Current Members Nominated for Election to Our Board of Directors,” and Dr. Guyer, which is set forth above under “Corporate Governance—Board of Directors—Non-Continuing Members of ur Board of Directors", set forth below is certain biographical information about each of our other executive officers:
Pravin U. Dugel joined us in March 2020 as our executive vice president, chief strategy and business officer. Before joining us, Dr. Dugel was a managing partner at the Retinal Consultants of Arizona from 1994 to 2019. Dr. Dugel also served as a clinical professor at the USC Eye Institute in the Keck School of Medicine at the University of Southern California and was a founding member of the Spectra Eye Institute in Sun City, Arizona. Dr. Dugel is an internationally recognized clinical researcher in retina; he has served as principal investigator in more than 100 multicenter clinical trials, authored more than 200 papers and 35 book chapters, and served on the boards of various medical journals and retina groups, including the American Society of Retina Specialists. Dr. Dugel currently serves on the board of directors of Aerpio Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Dugel received an M.D. from the UCLA School of Medicine and completed his residency in ophthalmology at the USC Eye Institute. He completed a medical retina fellowship at the Bascom Palmer Eye Institute and a surgical eye fellowship at the USC Eye Institute.
David F. Carroll has served as our senior vice president, chief financial officer and treasurer since April 2017. Mr. Carroll joined us in June 2016 and previously served as senior vice president, finance from June 2016 to April 2017. Before joining us, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from May 2008 to June 2016, including vice president, controller from October 2008 to December 2015 and senior vice president, chief accounting officer from January 2016 to June 2016. Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company. Mr. Carroll is a certified public accountant and received a B.A. in economics from Ursinus College and an M.B.A. from Rutgers University.
Keith Westby has served as our senior vice president, chief operating officer since January 2017. Mr. Westby joined us in 2007 and previously served as senior vice president of development operations from October 2014 to January 2017, as vice president, program management and business operations from December 2012 to September 2014 and senior director, project management from August 2007 to December 2012. Before joining us, Mr. Westby served as director, project and alliance management at Pharmasset, Inc., a pharmaceutical company, from December 2005 to August 2007. He also served in positions of increasing responsibility at Eyetech Pharmaceuticals, Inc. from January 2002 to December 2005, including as director, alliance & project management. Earlier in his career, Mr. Westby worked at Tunnell Consulting as a senior consultant. Mr. Westby received a B.S. in physics from the State University of New York, College at Geneseo, an M.S. in engineering management from Drexel University and an M.B.A. from Columbia Business School.
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
    This Compensation Discussion and Analysis, or CD&A, describes the philosophy, objectives, process, and structure of our fiscal year 2020 executive compensation program. It also discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. In addition, this CD&A section outlines the response to our annual outreach efforts to our stockholders regarding our compensation and governance programs. This CD&A is intended to be read in conjunction with the tables that immediately follow this section and the accompanying narrative disclosure, which provide further historical compensation information for our 2020 named executive officers, or NEOs, as identified below:

Name	Position
Glenn P. Sblendorio	Chief executive officer and president
David R. Guyer	Executive chairman
Pravin U. Dugel	Executive vice president, chief business and strategy officer
David F. Carroll	Senior vice president, chief financial officer and treasurer
Keith Westby	Senior vice president and chief operating officer
Executive Summary

We are a science-driven biopharmaceutical company focused on the discovery and development of novel treatment options for retinal diseases with significant unmet medical needs. We are currently developing both therapeutic product candidates for age-related retinal diseases and gene therapy product candidates for orphan inherited retinal diseases, or IRDs.
In early March 2020, our board of directors approved our corporate goals for 2020. Beginning later that month, the COVID-19 pandemic, and measures taken to contain it, began to affect various aspects of our business and operations, including, at various points during 2020, our clinical trials, our workforce, our supply chain and the work of our third-party contract manufacturers and academic collaborators. For example, in mid-March 2020, we instituted company-wide remote working and decided to delay the initiation of patient enrollment in our GATHER2 trial. As the COVID-19 pandemic continued to develop throughout 2020, and as we recalibrated our business plans in response to the pandemic, our senior management, compensation and talent strategy committee and board of directors monitored our progress against our initial 2020 corporate goals and solicited input from our compensation consultant regarding the advisability of making adjustments to the goals to motivate and reward performance. In September 2020, our senior management proposed revised goals to our compensation and talent strategy committee and board of directors. The revisions were to account for the delay in the initiation of enrollment in the GATHER2 trial, disruptions in supply chains and onsite monitoring of our contract manufacturers and the transition to remote working. Our board of directors approved these revised goals in September 2020, following which our NEOs (other than our chief executive officer and executive chairman), in consultation with our chief executive officer, finalized their individual goals for 2020.
As part of the shift to remote work, we focused diligently on enhancing our cross-functional employee communications and employee engagement. We also implemented several employee wellness and assistance programs, helping to ensure that employees were set up optimally for remote work.
During 2020, in spite of the interruptions our business faced from the COVID-19 pandemic, we made significant progress toward our business goals, including the following, which impacted executive compensation:
•dosed the first patient in GATHER2, also known as ISEE2008, an international, randomized, double-masked, sham controlled, multi-center Phase 3 clinical trial assessing the safety and efficacy of Zimura® (avacincaptad pegol), our complement factor C5 inhibitor, for the treatment of geographic atrophy (GA) secondary to age-related macular degeneration (AMD);

•completed site initiation activities for over 130 clinical sites and achieved patient screening, patient enrollment and competent health authority clinical trial approval milestones for the GATHER2 clinical trial;

•completed planning and initiated process-scale up activities for Zimura drug substance with our contract manufacturer;

•completed a strategic analysis regarding Zimura lifecycle opportunities and potential expansion beyond GA;

•completed the manufacture of clinical materials and toxicology studies for IC-100, our novel adeno-associated virus (AAV) gene therapy product candidate for the treatment of rhodopsin-mediated autosomal dominant retinitis pigmentosa, in line with our business plans for 2020;

•initiated toxicology studies for IC-200, our novel AAV gene therapy product candidate for the treatment of BEST1-related inherited retinal diseases, in line with our business plans for 2020;

•advanced our development program for IC-500, our HtrA1 inhibitor, in line with our business plans for 2020;

•instituted programs to support the health, well-being and productivity of our employees in connection with our transition to full-time remote working in March 2020, as well as programs to enhance overall employee engagement in the areas of teamwork, culture and diversity, equity and inclusion;

•raised approximately $150 million in net proceeds in an underwritten public offering of common stock, and pre-funded warrants in lieu of common stock, and a concurrent private placement of common stock; and

•ended 2020 with $210 million in cash and cash equivalents.

For a detailed description of our business, please see our periodic filings made with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 4, 2021.

Compensation and Governance Program Highlights
    We believe our compensation and governance programs incorporate market best practices where appropriate for our company, based on the current stage of our business. The following chart provides a summary of some of the practices we use to align our programs with our stockholders’ interests, as well as several potentially problematic practices we avoid:

What We Do	• Pay-for-performance philosophy and culture - significant portion of NEO compensation is “at risk” based on company performance
• Performance-based stock option awards for our chief executive officer and executive chairman
• Annual stockholder outreach with thoughtful consideration of feedback received
• Provide comprehensive and transparent compensation disclosure to our stockholders; include robust CD&A disclosure despite our “smaller reporting company” status and being eligible to omit this disclosure from our proxy statement

• Objective performance criteria for short-term cash incentive program based on key strategic, operational, financial and other company goals for the coming year
• Payouts under short-term cash incentive program limited to 150% of each NEOs target opportunity
• Rigorous stock ownership and retention requirements for all NEOs and non-employee directors
• Comprehensive clawback policy applicable to both cash and equity incentive compensation
• Responsible use of shares under our long-term incentive program
• Regularly consult with an independent advisor on compensation levels and practices
• Focus on recruiting board members with different experiences and perspectives when board openings occur or new board members are sought
• Annual review of corporate governance provisions in our certificate of incorporation and bylaws
• Assess risks when establishing our compensation policies and practices
What We Don’t Do	X No immediate vesting (“single‑trigger”) of stock options or restricted stock units upon change of control or other similar events
X No hedging or pledging of company stock permitted other than pledges in certain limited, pre-approved circumstances
X No excise tax gross-up provisions in employment contracts
X No above-market executive severance packages
X No backdating or repricing of stock option awards
X No supplemental executive retirement plans
X No highly leveraged incentive plans that encourage excessive risk taking
X No excessive perquisites

    Annual Stockholder Outreach and Review of Corporate Governance Provisions

Beginning in 2017, we began the practice of an annual stockholder outreach campaign to pro-actively engage stockholders in discussions regarding our compensation and governance programs. In December 2020, we contacted 30 of our top stockholders (representing approximately 81% of shares outstanding based on available information) to offer an opportunity to discuss and provide feedback regarding our programs. Six of these stockholders responded to our outreach, with representatives from two stockholders requesting a meeting with our management team. During the meetings, we reviewed and responded to questions regarding our business, with particular focus on our response to the COVID-19 pandemic, as well as board composition. The stockholder representatives provided us with information regarding the stockholders’ general guidelines for director overboarding, director election voting standards and policies for corporate sustainability. Our management team shared this information with our board of directors.
In February 2021, as part of our annual corporate governance review, our nominating and corporate governance committee reviewed several of our corporate governance provisions, including those related to director election voting standards, together with peer group and comparable company data. Based on this review, we believe that our corporate governance is in line with our peer group and comparable companies. Our nominating and corporate governance committee concluded that no changes are warranted at this time. The committee will continue to evaluate these provisions annually to ensure that they are designed to promote the best interests of our stockholders.
Compensation Philosophy and Objectives

    The primary objectives of our executive compensation program, as determined by our compensation and talent strategy committee, are to:
•attract, retain and motivate experienced and talented executives;

•align the interests of our executives with our stockholders by rewarding performance that leads to the creation of stockholder value;

•promote the achievement of key strategic, development and operational performance measures by linking compensation to the achievement of measurable corporate goals; and

•provide an opportunity for executives to realize value over the long-term based on company performance and appreciation in our stock price.

To achieve these objectives, the compensation and talent strategy committee evaluates our executive compensation program and seeks to set compensation at levels that are appropriate based on each executive’s level of experience, performance, growth potential and job responsibility and that the compensation and talent strategy committee believes are competitive with other companies in our industry that compete with us for executive talent. In addition, our executive compensation program reinforces a pay‑for‑performance culture by tying a significant portion of each executive’s overall compensation to the achievement of key corporate and individual goals and the value of our stock.
Components of Our Executive Compensation Program
The primary elements of our executive compensation program are:
•base salary;

•short-term cash incentive awards; and

•long-term equity incentive awards.

    Our approach with respect to each of these elements is described below. Our objective in allocating between short‑term compensation, including base salary and short-term cash incentive awards, on the one hand, and long‑term equity incentive awards, on the other hand, is:
•to ensure adequate currently‑paid base compensation to attract and retain talent;

•to provide rewards for meeting near-term business goals; and

•to provide incentives to align the interests of our management with those of our stockholders by incentivizing our executives to take steps to maximize our long‑term value.

We also provide our NEOs with broad‑based health and welfare benefits, a 401(k) retirement plan, a non-qualified deferred compensation plan and severance and change in control benefits, each of which are described in greater detail below under “Additional Compensation Policies and Practices.”
Base Salary
We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our NEOs typically are established through arm’s length negotiation at the time the executive is hired or promoted, taking into account the position for which the executive is being considered and the executive’s qualifications and prior experience, and is generally set out in a written employment agreement with each NEO. Each NEO’s base salary has been approved by our compensation and talent strategy committee. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. Our compensation and talent strategy committee, however, with input from our chief executive officer, reviews and evaluates on an annual basis whether any increases to the base salaries of our NEOs other than our chief executive officer and our executive chairman should be made based on changes or expected changes in the scope of an NEO’s responsibilities. Our compensation and talent strategy committee, without any input from our chief executive officer or executive chairman, also reviews and evaluates on an annual basis whether any increases to the base salaries of our chief executive officer and executive chairman should be made based on the overall performance of our company in that year.
In evaluating our NEOs’ base salaries, our compensation and talent strategy committee also considers promotions, the individual contributions made by, and performance of, the executive during the prior year, the executive’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well‑qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data, as well as any additional input from our compensation consultant. We do not provide for any formulaic base salary increases for our NEOs.
Short-term Cash Incentive Program
Awards made under our short-term cash incentive program emphasize pay‑for‑performance and reward our NEOs for the achievement of specified annual corporate goals, as well as individual goals for NEOs other than our chief executive officer and executive chairman. For NEOs other than our chief executive officer and executive chairman, short-term cash incentive awards are weighted 70% based on achievement against our corporate goals and 30% based on achievement of individual goals.
Our annual corporate goals have typically focused on the achievement of specified preclinical, clinical, regulatory, operational, financial and cultural milestones, with a focus on the advancement of our research and development programs, including our product candidates in preclinical and clinical development, the pursuit of various internal and external initiatives, including in relation to business development, and provision of adequate funding for our research and development programs. Each year, senior management proposes a set of corporate goals for the coming year. The compensation and talent strategy committee reviews and discusses the proposed goals, making modifications where it deems appropriate. Following the compensation and talent strategy committee’s review, our full board of directors reviews and discusses the goals, making any further modifications it deems appropriate prior to finalization. The corporate goals are designed to require significant effort and operational success on the part of our executives and employees, but also to be achievable with hard work and dedication.
Once our corporate goals are finalized, each NEO proposes his or her own individual goals. Our chief executive officer reviews proposed individual goals for NEOs, other than himself and our executive chairman, and approves these goals with such modifications as he deems appropriate. As discussed above, after adopting our 2020 corporate goals in early March 2020, we revised our corporate goals in September 2020, following which our NEOs (other than our chief executive officer and executive chairman), in consultation with our chief executive officer, finalized their individual goals for 2020.

The target amount for short-term cash incentive awards for each NEO, which is usually expressed as a percentage of each NEO’s base salary, is established through arm’s length negotiation at the time the executive is hired or promoted, or, in the case of our executive chairman, at the time his role was created. The target percentages, which have been approved by our compensation and talent strategy committee and are generally set out in written employment letter agreements with each NEO, were derived from peer group data that the compensation and talent strategy committee then interpreted to match the level of qualification and experience of the NEO as well as based on internal comparisons. Our compensation and talent strategy committee may in the future approve increases to an NEO’s target percentage for short-term cash incentive awards as part of the annual compensation review process or as it otherwise deems appropriate from time to time. For example, as part of its year-end 2020 review of our compensation, our compensation and talent strategy committee approved an increase to the target percentage for Mr. Carroll and Mr. Westby from 40% to 45% of their annual base salaries, effective for 2021. Our compensation and talent strategy committee has limited payouts under our short-term cash incentive program to a maximum of 150% of each NEOs target short-term cash incentive opportunity.
Equity Incentive Awards
Our equity award program is the primary vehicle for offering long‑term incentive compensation to our executives. We believe that equity awards provide our executives with a strong link to our long‑term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity awards with a time‑based or performance‑based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the applicable vesting or performance period.
To date, we have used equity awards both to compensate our executive officers in the form of new hire grants in connection with the commencement of employment, as well as to provide additional, ongoing long‑term incentives to our executive officers as our business has developed. In the future, we generally plan to continue to grant equity awards on an annual basis to our executive officers.
We determine whether to grant a new hire equity award in connection with the commencement of an executive's employment on a case-by-case basis under the specific hiring circumstances. The size of each new hire award is established through arm's length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive's qualifications, prior experience, the company’s market capitalization at the time of negotiation and equity holdings at prior companies, as well as external factors such as market demand.
At the end of each year as part of our compensation review process, our chief executive officer considers industry and peer company market data developed by our compensation consultant for annual equity awards for our NEOs, other than himself and our executive chairman. This data includes information regarding comparative stock ownership of, and equity awards received by, executives at companies in our peer group and in our industry. Taking into account each NEO’s individual performance, our chief executive officer then makes a recommendation to our compensation and talent strategy committee regarding equity awards for NEOs other than himself and our executive chairman. In determining awards for each of our NEOs, including our chief executive officer and executive chairman, our compensation and talent strategy committee considers each executive’s individual performance, the amount of equity previously awarded to such executive and the expected value to be realized upon the future vesting of such awards, as well as our overall corporate performance and the potential for enhancing the creation of value for our stockholders. In determining the form of equity awards, our compensation and talent strategy committee considers the retentive value of the awards, and in particular the relative value of stock options as compared to restricted stock units, as well as the number of shares we have available under our stock incentive plan.
Typically, the stock options and restricted stock units we have granted to our executive officers vest over a period of four years. In late 2019, in special recognition of their service and contributions to the company, we made additional awards of restricted stock units that vest over a two-year period to Mr. Carroll and Mr. Westby. Vesting ceases upon termination of employment, and exercise rights for options cease shortly after termination of employment. Prior to the exercise of a stock option or settlement of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or restricted stock unit, including voting rights or the right to receive dividends or dividend equivalents. We have historically granted stock options with exercise prices that are set at no less than the fair market value of shares of our common stock on the date of grant as determined by reference to the closing market price of our common stock on such date. Beginning with awards granted at the end of 2018 and continuing with the awards granted at the end of 2019 and 2020, stock options awarded to our chief executive officer and executive chairman include performance-based vesting criteria: each award will not vest and become exercisable with respect to any shares until the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options for a period of twenty consecutive trading days.

    Measures Demonstrating Pay-for-Performance Philosophy
Our compensation and talent strategy committee utilizes the three compensation elements described above to create pay packages that appropriately balance short- and long-term incentives while aligning the interests of our NEOs with those of stockholders.

Percent of pay “at risk”

Consistent with our pay‑for‑performance philosophy, the compensation and talent strategy committee believes an appropriate NEO pay package consists of a sizeable portion of variable, at-risk pay. We consider pay to be “at risk” if it is subject to performance‑based payment conditions, including achievement of corporate or individual goals, or time-based vesting conditions, or has a value dependent upon our share price. Specifically, when compensation was set for 2020 in December 2019, 75% of the target total direct compensation (defined as base salary, plus target short-term cash incentive opportunity, plus the grant date fair value of long-term equity incentive awards) for Mr. Sblendorio, our chief executive officer, was “at risk,” and 73% of the target total direct compensation of our other NEOs in December 2019, Dr. Guyer, Mr. Carroll and Mr. Westby, on average, was at risk.
The following charts illustrate for both our chief executive officer and our other NEOs as a group, the percentage of overall target compensation for 2020 represented by:

•each component of compensation, including 2020 base salary, 2020 short-term cash incentive opportunity and the long-term equity awards granted in December 2019 as incentive compensation for 2020 and beyond;

•long-term and short-term compensation; and

•“at risk” pay.

“Realizable pay” compared to reported pay
An additional metric that we believe demonstrates our pay-for-performance alignment is to review the actual pay received and that is “realizable” by our executives, as compared to the value of compensation awarded as reported in our Summary Compensation Table, or SCT, which immediately follows this CD&A. Because a significant amount of our executive compensation includes long-term equity incentive awards, the amount of compensation that an executive can “realize” based on prior awards fluctuates substantially over time based on our stock price. During the period encompassing 2018, 2019 and 2020, our stock price has traded in a range between $0.906, which was the low price on October 23, 2019, prior to our reporting data from our GATHER1 clinical trial, also referred to as the OPH2003 clinical trial, and $8.97, which was the high price on December 31, 2019. The closing price of our stock on December 18, 2020, the date that our compensation and talent strategy committee approved annual equity awards based on 2020 performance, was $7.50, and on December 31, 2020, was $6.91.

The accompanying chart illustrates the amount of compensation that our chief executive officer, Mr. Sblendorio, has actually received over the past three years (2018, 2019 and 2020) or had the potential to realize calculated at the end of 2020, in contrast to the three-year aggregate total direct compensation amount reflected under the reporting requirements for the SCT.
We believe the chart provides a useful supplemental perspective to assist our stockholders in understanding our executive compensation program, as it demonstrates how the value of compensation that is actually received or realizable by our executives is tied to the performance of the company.
In the above chart:
•SCT compensation consists of the aggregate three-year pay for Mr. Sblendorio (2018, 2019 and 2020). SCT pay consists of: (i) actual base salary; (ii) actual short-term cash incentive awards earned; and (iii) the fair value of all long‑term incentive awards on the date of grant, calculated as required for the SCT.

•Realizable pay as of FYE consists of (i) actual base salary; (ii) actual short-term cash incentive awards earned; and (iii) the value of long‑term incentive awards on December 31, 2020, which was the last trading day of 2020.
Compensation Determination Process
Role of the Compensation and Talent Strategy Committee and Our Chief Executive Officer
    Our compensation and talent strategy committee oversees our executive compensation program. The committee currently consists of four members of our board of directors: Dr. Graves, the committee’s chair, Dr. Blumenkranz, Ms. Henderson. and Dr. Roberts.
    Each member of our compensation and talent strategy committee has extensive experience in our industry and is an “independent” director under applicable Nasdaq and SEC rules and an “outside director” under Internal Revenue Service rules. Our compensation and talent strategy committee uses its judgment and experience when determining the amount and appropriate mix of compensation for each of our executive officers. Pursuant to the authority granted to our compensation and talent strategy committee under its charter, our compensation and talent strategy committee approves the grant of individual equity awards to our executive officers.
    The compensation and talent strategy committee periodically evaluates the need for revisions to our executive compensation program to ensure our programs are appropriate given the stage and status of our business and are competitive with the companies with which we compete for executive talent.

Our chief executive officer typically provides input and recommendations to our compensation and talent strategy committee on salary adjustments, individual performance ratings including performance against individual goals, eligibility to participate in our short‑term cash incentive program and appropriate equity incentive compensation levels for executive officers other than himself or the executive chairman. Our chief executive officer supports his recommendations by taking into account each executive’s performance in the past year, including the executive’s individual contributions towards achieving our corporate goals. Our chief executive officer also supports his recommendations regarding NEO compensation by considering market data that is provided to us by Radford, which is part of the Rewards Solutions practice at Aon plc. Radford is an industry leader in providing talent and compensation consulting services to technology and life sciences companies.
    Annual Compensation Review Process
Each year we evaluate each NEO’s performance for the completed year and assign an individual performance rating. Our chief executive officer, with respect to each executive other than himself and our executive chairman, prepares a subjective, written evaluation based on his assessment of the executive’s performance. The evaluation includes an assessment of each NEO’s performance against his or her pre-defined individual goals. This process leads to an overall individual performance rating and a recommendation by our chief executive officer to the compensation and talent strategy committee with respect to each NEO, other than himself and our executive chairman, as to:
•the level of performance and contributions made by our NEOs, including performance against individual goals and eligibility to participate in our short-term cash incentive program;

•the need for salary increases; and

•whether or not equity awards should be made and the recommended amounts.

    Our chief executive officer also provides a recommendation to the compensation and talent strategy committee regarding the company’s performance against our annual corporate goals, following which, our compensation and talent strategy committee makes its own determination of the company’s performance against our annual corporate goals. Our compensation and talent strategy committee may exercise discretion to reduce the payout of short-term cash incentive awards based on an evaluation of our overall performance, irrespective of corporate goal achievement.

    The recommendations of our chief executive officer for NEOs other than himself and our executive chairman are reviewed by the compensation and talent strategy committee and taken into account, together with the compensation and talent strategy committee’s determination of the company’s performance against our annual corporate goals, when making a final determination regarding the overall compensation packages for these NEOs. Our chief executive officer does not make any recommendations regarding his own compensation or compensation matters for our executive chairman. Rather, our compensation and talent strategy committee determines compensation for our chief executive officer and executive chairman based on the committee’s assessment of our performance and other relevant factors it deems relevant. In making its determinations, the compensation and talent strategy committee meets with Radford, in executive session, without any members of management present. Neither Mr. Sblendorio nor Dr. Guyer has any control over setting the amount or mix of their respective compensation packages and are not present when either the compensation and talent strategy committee or the full board discusses their compensation.
    Use of Compensation Consultants
Our compensation and talent strategy committee considers executive compensation data from U.S. companies in the biotechnology and pharmaceutical industries to help guide its executive compensation decisions for NEOs at the time the NEO is hired and thereafter for annual compensation reviews or as otherwise needed. Our compensation and talent strategy committee retains the services of Radford to provide this data and to advise the committee generally on our compensation and governance programs. Although the compensation and talent strategy committee considers the advice and recommendations from Radford when reviewing executive compensation, the compensation and talent strategy committee ultimately makes its own independent decisions about these matters.
None of the compensation and talent strategy committee members and none of our executive officers or directors have any personal relationship with Radford. In addition to the compensation consulting services provided by Radford to the compensation and talent strategy committee, we participate in and pay for the Radford Global Life Sciences Survey and we

receive from Radford the results from such survey. With the approval of the compensation and talent strategy committee chair, Radford also provides consulting services to management regarding our non‑executive compensation programs to ensure policy alignment between our executives and non‑executive employees given the importance of teamwork across all aspects of the organization to reach our business goals.
The compensation and talent strategy committee reviewed its relationship with Radford during 2020, and determined that Radford’s work for the compensation and talent strategy committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and Nasdaq.
Use of Peer Groups
Our compensation and talent strategy committee uses peer groups to gather data to compare with our existing executive compensation practices and to guide future compensation decisions. The compensation and talent strategy committee considers peer group and other industry compensation data, including survey data, as well as the recommendations of our compensation consultant when making decisions related to executive compensation, giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual circumstances. As such, the committee utilizes the peer group as one of several reference points, and therefore does not aim to benchmark our executive pay levels to any particular percentile of the peer group.
    Working with Radford, we review and adjust our peer group in the later part of each year for upcoming end-of-year pay decisions, which are typically made in December of each year. Decisions regarding 2020 salaries and target short-term cash incentive opportunities were made by our compensation and talent strategy committee in December 2019 by reference to our 2020 peer group. Decisions regarding 2020 long-term equity incentive awards were made by our compensation and talent strategy committee in December 2020 by reference to our 2021 peer group. This cadence is typical for our company. Accordingly, we provide information regarding both our 2020 and 2021 peer groups here.
2020 Peer Group
In November 2019, the compensation and talent strategy committee sought to identify companies that fit the following criteria:
•biotechnology or pharmaceutical industry;

•Phase 2 or Phase 3 stage of clinical development;

•focus in gene/cell therapy and/or ophthalmology;

•market capitalization in the range of $50 million to $400 million; and

•fewer than 120 employees.

    Based on these criteria, the compensation and talent strategy committee retained six companies from our 2019 peer group, and, after considering a number of companies meeting these criteria, identified twelve additional companies for our 2020 peer group. Of the ten companies from our 2019 peer group that were removed, two were removed due to acquisitions and eight were removed due to their stage of development and/or market capitalizations being outside of our criteria. Although not a firm requirement, our compensation and talent strategy committee generally seeks to develop a peer group where our market capitalization is roughly in line with the median of the group. As a result, several of the companies that the compensation and talent strategy committee added to our peer group for 2020 had market capitalizations below our market capitalization at the time of selection. Our market capitalization placed us slightly above the median market capitalization of our 2020 peer group at the time our 2020 peer group was finalized.

    Our 2020 peer group consisted of the following 18 companies:

Aldeyra Therapeutics, Inc.	Chimerix, Inc..	Ovid Therapeutics Inc.*
Apellis Pharmaceuticals, Inc.*	Cidara Therapeutics, Inc.	Sesen Bio, Inc.
Axovant Gene Therapies Ltd.*	Constellation Pharmaceuticals, Inc.*	Sunesis Pharmaceuticals Inc.
Catabasis Pharmaceuticals Inc.	Exicure, Inc.*	Syndax Pharmaceuticals, Inc.*
Catalyst Biosciences, Inc.*	Eyenovia, Inc.*	Xoma Corporation*
Cellular Biomedicine Group, Inc.*	Matinas BioPharma Holdings, Inc.*	Zynerba Pharmaceuticals, Inc.*
*     New company for 2020 peer group.
2021 Peer Group
In September, 2020, the compensation and talent strategy committee sought to identify companies that fit the following criteria:
•biotechnology or pharmaceutical industry;

•primarily phase 3 stage of clinical development;

•market capitalization in the range of $150 million to $1.2 billion; and

•fewer than 200 employees.

    Based on these criteria, the compensation and talent strategy committee retained eleven companies from our 2020 peer group, and, after considering a number of companies meeting these criteria, identified nine additional companies for our 2021 peer group. Of the eight companies from our 2020 peer group that were removed, all eight were removed due to their stage of development and/or market capitalizations being outside of our criteria. Although not a firm requirement, our compensation and talent strategy committee seeks to develop a peer group where our market capitalization is roughly in line with the median. As a result, several of the companies that the compensation and talent strategy committee added to our 2021 peer group had market capitalizations below our market capitalization at the time of selection. Our market capitalization placed us slightly below the median market capitalization of the 2021 peer group at the time our 2021 peer group was finalized.
Our 2021 peer group consisted of the following 20 companies:

Adverum Biotechnologies, Inc.*	Chimerix, Inc..	MeriaGTx Holdings plc*
Aldeyra Therapeutics, Inc.	Cidara Therapeutics, Inc.	Ovid Therapeutics Inc.
Apellis Pharmaceuticals, Inc.	Constellation Pharmaceuticals, Inc.*	Oyster Point Pharma, Inc.*
Applied Genetic Technologies Corp.*	Exicure, Inc.	Syndax Pharmaceuticals, Inc.
Athersys, Inc.*	Geron Corp.*	Syros Pharmaceuticals, Inc.*
Brainstorm Cell Therapeutics Inc.*	ImmunoGen, Inc.*	Xoma Corporation
Cellular Biomedicine Group, Inc.	Matinas BioPharma Holdings, Inc.
*     New company for 2021 peer group.
Risk Considerations in Our Compensation Program
Our compensation and talent strategy committee has reviewed and evaluated the philosophy and standards on which our compensation programs have been developed and implemented across our company, including the level of risk that our compensation programs pose. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risks caused by the actions of our executives:

•establishment of corporate goals for our short-term cash incentive program and individual goals for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•the mix between fixed and variable, annual and long‑term and cash and equity compensation is designed to encourage strategies and actions that balance our short‑term and long‑term best interests (for example, our short-term cash incentive program provides an incentive to accomplish short-term objectives while our policy of limiting the maximum payout under the program to 150% of each NEO’s target opportunity provides a cap on the reward for short-term performance, which is designed to also focus NEOs on long-term value creation);

•equity awards generally vest over a period of time, which we believe encourages executives to take a long‑term view of our business; and

•our ownership guidelines, which require NEOs to hold equity over a specified time-period and above a certain value, further align executive interests with the interests of our stockholders.
2020 NEO Compensation Determinations

In December 2020, our compensation and talent strategy committee completed its annual performance review for our NEOs and finalized its compensation determinations. This section describes the decisions our compensation and talent strategy committee made at the end of 2020 based on our 2020 performance.
2021 Base Salary Adjustments
Where warranted, companies in our industry typically grant merit salary increases on a yearly basis to account for individual performance during the prior year. We believe that our NEOs performed well during 2020, particularly in light of the COVID-19 pandemic. Based on market data for their positions and their individual performance in 2020, our compensation and talent strategy committee awarded Dr. Dugel a 3.2% increase to his base salary for 2021, bringing it to $515,950, Mr. Westby a 3% increase to his base salary for 2021, bringing it to $409,610, and Mr. Carroll a 7% increase to his base salary for 2021, bringing it to $425,810. Based on the company’s strong performance in 2020 the compensation and talent strategy committee awarded Mr. Sblendorio a salary increase of 3.9% to his base salary for 2021, bringing it to $665,000. Mr. Sblendorio previously received an increase in base salary during 2017 in connection with his promotion to chief executive officer and did not receive any subsequent salary increases until 2020. Additionally, in 2017, we and Dr. Guyer agreed that his salary would decrease effective at the beginning of 2018 based on his new role as executive chairman. The compensation and talent strategy committee has not approved any changes to Dr. Guyer’s base salary since that time.

The 2021 annual base salaries of our NEOs, and percentage changes from 2020, are set forth in the following table:

Name	2020 Base Salary	% Increase	2021 Base Salary
Glenn P. Sblendorio	$640,000	3.9%	$665,000
David R. Guyer (1)	$525,000	—	$525,000
Pravin U. Dugel	$500,000	3.2%	$515,950
David F. Carroll	$397,950	7.0%	$425,810
Keith Westby	$397,680	3.0%	$409,610
(1) In April 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting. Dr. Guyer has agreed to continue as a senior advisor to the company for a two-year period following the 2021 annual meeting pursuant to a consulting agreement, the terms of which are described below under “Material Terms of Employment—Dr. Guyer's Transition to Senior Advisor”.

2020 Short-Term Cash Incentive Awards
    Target Opportunities
    During 2017, we established target short-term cash incentive opportunities for each of our NEOs based on a percentage of their base salaries. Mr. Sblendorio’s, Mr. Carroll’s and Mr. Westby’s targets were all established in connection with their promotions in 2017, while Dr. Guyer agreed in 2017 to a reduced percentage beginning in 2018 in connection with his transition from chief executive officer to executive chairman. The target percentage for Dr. Dugel was established at the time he was hired in early 2020. Other than the changes for 2021 discussed below, we have not changed the target percentages for Mr. Sblendorio, Dr. Guyer, Mr. Carroll and Mr. Westby beyond what we had agreed to with them in 2017, or for Dr. Dugel beyond what we agreed to with him as his initial target at the time of his hiring in early 2020. The target short-term cash incentive opportunities for our NEOs for 2020 were as follows:

Name	Target (as a % of base salary)
Glenn P Sblendorio	65%
David R. Guyer	50%
Pravin U. Dugel	45%
David F. Carroll	40%
Keith Westby	40%
In the December 2020, the compensation and talent strategy committee approved an increase in the target percentage for both Mr. Westby and Mr. Carroll to 45% based on market data. The new target percentage for these NEOs takes affect for the 2021 performance year.
2020 Corporate Goals
For 2020, our corporate goals focused on the progress of our therapeutic and gene therapy programs, corporate finance, and human resources goals. As discussed above, we revised our corporate goals during the COVID-19 pandemic in order to address changes in our business and to keep employees motivated. The following chart includes a detailed description of each of our 2020 corporate goals as revised, the overall weight assigned to each goal, a description of our performance against such goal, and the final rating that our compensation and talent strategy committee assigned to our performance against each goal:

2020 Corporate Goals	Weighting	Assessment	Final Rating
Zimura (1) - Successful initiation of GATHER2 trial by the end of the second quarter of 2020 (15%) - Complete study initiation visits for at least 75% of first wave GATHER2 sites by the end of 2020 (10%) - Screen at least 190 patients for GATHER2 by the end of 2020 (5%) - Enroll at least 50 patients in GATHER2 by the end of 2020 (15%) - Complete planning and initiate Zimura drug substance process scale-up activities by the end of 2020 (15%) - Strategic analysis and board presentation regarding Zimura lifecycle and potential expansion beyond GA by the end of the third quarter of 2020 (10%)	70%	Achieved	70%
Gene Therapy (2) - IC-100: complete GMP manufacturing and GLP tox study in preparation for Phase 1 initiation during the first half of 2021 (5%) - IC-200: initiate GLP toxicology study and, as of the end of 2020, on track to file IND in the first half of 2021 (5%)	10%	Achieved	10%
IC-500 HtrA1 Inhibitor Program (3) - As of the end of 2020, on track to file IND in 2021	5%	Achieved	5%
Finance (4) - Year-end cash balance at least 95% of 2020 year-end budget target	5%	Achieved	5%
HR (5) - Transition and support remote working in light of the COVID-19 pandemic. Enhance engagement in the areas of teamwork, culture and diversity by implementing surveys, committees and different training and employee programs.	10%	Achieved	10%
Subtotal	100%		100%
Stretch (6) - Enroll 75 patients in GATHER2 by the end of 2020 (10%) - Screen 225 patients for GATHER2 by the end of 2020 (10%) - Competent health authority approval of clinical trial applications in at least 87.5% of first wave GATHER2 countries (5%) - Raise aggregate capital of at least $50M through one or more types of transactions by the end of 2020 (15% to 25%)	50%	Partially Achieved –Achieved –Achieved –Achieved –$150 million in net proceeds from equity financings qualified for 15%	40%
Grand Total	150%		140%
(1)The initial corporate goal for GATHER2 was to initiate the trial be the end of the first quarter of 2020 and to enroll 200 patients by the end of 2020. These goals were revised in light of the company’s decision to defer the initiation of the trial in March 2020 due to the COVID-19 pandemic and were realigned to highlight activities within the company’s control to facilitate enrollment. The corporate goals for Zimura drug substance process scale-up planning and initiation and the Zimura strategic analysis and board presentation were not revised.
(2)The initial corporate goal for IC-100 was to file an IND and to be prepared to initiate a Phase 1 clinical trial by the end of 2020, weighted at 10% of the overall corporate goals. This goal was revised in light of an issue with starting materials coupled with the impact of the COVID-19 pandemic on our contract manufacturer’s operations, limiting our ability to be onsite to oversee activities, and delays in replacement starting materials, with the weighting reduced from 10% of the overall corporate goals to 5%. The corporate goal for IC-200 was not revised.
(3)The corporate goal for IC-500 was not revised.
(4)The corporate goal for Finance was not revised.
(5)The initial corporate goal for HR was focused on employee engagement, including teamwork, culture, leadership development and communication. The goal was revised to emphasize activities to support employees during the COVID-19 pandemic, with the weighting increased from 5% of the overall corporate goals to 10%.
(6)The enrollment component for the initial corporate stretch goal was to enroll 300 patients in the GATHER2 trial by the end of 2020. This goal was revised in light of the company’s decision to defer the initiation of the trial in March 2020 due to the COVID-19 pandemic and was realigned to highlight activities within the company’s control to facilitate enrollment. The financing component of the corporate stretch goal was not revised, notwithstanding that the company overachieved the financing goal of $50 million by more than a factor of 3.

As detailed in the chart above, at the end of 2020 our compensation and talent strategy committee determined that we achieved our corporate goals at the 140% level given our success with the GATHER2 trial and meeting our stretch goals related to GATHER2 start-up activities and financing. We also focused diligently on setting up virtual programs designed to support the success of our employees during the COVID-19 pandemic which led to the company overachieving its revised goals.
In addition, the compensation and talent strategy committee determined that each of Dr. Dugel, Mr. Carroll, and Mr. Westby performed exceptionally well in relation to their individual goals and our compensation and talent strategy committee therefore approved rating the individual component of their short-term cash incentive awards, weighted as 30% of the overall award amount, at above 100%. Additionally, the compensation and talent strategy committee determined that Dr. Dugel’s contributions were significant, and approved payment of his short-term cash incentive award without pro-ration The table below sets forth the short-term cash incentive award amounts for 2020 for each NEO as approved by our compensation and talent strategy committee:

Name	Target (as a % of base salary)	Target Amount	Corporate Achievement	Individual Achievement	Overall Achievement	2020 Payout
Glenn P. Sblendorio	65%	$416,000	140%	n/a	140%	$582,400
David R. Guyer	50%	$262,500	140%	n/a	140%	$367,500
Pravin U. Dugel	45%	$225,000	140%	150% (1)	143%	$321,750
David F. Carroll	40%	$159,180	140%	150% (2)	143%	$227,630
Keith Westby	40%	$159,072	140%	125% (3)	135%	$215,540
(1)Dr. Dugel’s individual goal achievement rating of 150% was based upon leading investor interactions and helping to create and communicate the company’s strategic vision.
(2)Mr. Carroll’s individual goal achievement rating of 150% was based upon: completion of successful financing transactions; cash results exceeding budget; and securing a tax refund from the State of New Jersey.
(3)Mr. Westby’s individual goal achievement rating of 125% was based upon initiation of the GATHER2 trial and successful manufacturing goals around the company’s gene therapy programs.
    2020 Annual Equity Awards
We believe there are two general approaches for determining the size of equity awards:
•a value-based approach, based on the value of the award at the time of grant; and

•a percent of company approach, based on the size of the award relative to the number of shares a company has outstanding at the time of grant.
These approaches can also be mixed through a hybrid approach. For compensation determinations made at the end of 2020, given our market capitalization and stage of development, our compensation and talent strategy committee made the decision to shift from an approach that was more driven by percent of company factors, as we had used in the recent past, to a hybrid approach, with an overall goal of delivering equity awards roughly in line with the 50th percentile of our peer group companies based on historic compensation data. We believe that a hybrid approach, which looks to both the value of an award and the percent of company of the award, allows the company to deliver competitive equity awards within a reasonable annual burn rate, while accounting for the significant stock price volatility that is typical in the pre-commercial biopharmaceutical market. In determining the size of annual awards, in addition to reviewing data from our peer group, our compensation and talent strategy committee also considered the retention value in the outstanding equity program based on the value of outstanding awards, as well as overall company and individual performance. As with awards delivered at the end of 2019, our compensation and talent strategy committee decided to continue to utilize an approach of using both stock options and restricted stock units for long term equity incentive awards for our executive officers. The use of restricted stock units, or a combination of stock options and restricted stock units, is a common practice to help companies conserve shares in their stock incentive plan, reducing dilution, and to aid retention in a competitive market for executive talent.
We believe that stockholders generally support having performance-based criteria as part of a company’s equity compensation program, and we have therefore added a performance element to the stock options we awarded to our chief executive officer and executive chairman in 2018 and have continued that practice in 2019 and 2020. The compensation and talent strategy committee has chosen to adopt this best practice despite the use of performance-based equity awards being a minority practice for companies in our industry that are our size and stage of development. In addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in the immediately following paragraph, the performance stock options granted to our chief executive officer and executive chairman will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term. The performance criteria for these stock options may be satisfied at any time during the ten-year term of these options.
The stock option and restricted stock unit awards approved by our compensation and talent strategy committee for our NEOs in 2020 are detailed in the table below. The stock options granted to Dr. Dugel, Mr. Carroll and Mr. Westby vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date. Subject to satisfaction of the performance condition described above, the stock options granted to Mr. Sblendorio and Dr. Guyer are also subject to the same time-based vesting. The stock options have an exercise price of $7.50 per share, the closing sale price of our common stock on The Nasdaq Global Select Market on December 18, 2020, which was the date of grant. The restricted stock unit awards vest with respect to 25% of the award on each of the first, second, third and fourth anniversaries of the December 18, 2020 grant date.

Name	Stock Options	Restricted Stock Units
Glenn P Sblendorio	293,150 (1)	146,630
David R. Guyer	205,150 (1)	102,630
Pravin U. Dugel	110,000	55,000
David F. Carroll	115,000	57,500
Keith Westby	100,000	50,000
(1)In addition to time-based vesting, these awards will not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equals or exceeds 125% of the per share exercise price of the options.
Annual equity plan burn rate, calculated as the total amount of share-based awards made during the year as compared to our total shares outstanding, is a useful metric in measuring the overall dilution to our stockholders on account of our equity compensation programs. Our equity incentive plan burn rate in 2020 was approximately 4.2%, which is below standard industry guidelines for this measurement.
Additional Compensation Policies and Practices
Limits on Hedging and Pledging
As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities that are designed to hedge or offset and decrease the market value of our securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre‑approval of our chief financial officer or general counsel.
Stock Retention and Ownership Guidelines
In March 2017, our board of directors adopted stock retention and ownership guidelines applicable to our executive officers and directors. The following table sets forth the ownership guidelines for each of our executives and directors.

Position	Ownership Guideline
Chief executive officer and executive chairman	3x base salary
Other named executive officers	1x base salary
Non-employee directors	3x annual cash retainer
Individuals serving as of the date of initial adoption of the guidelines are expected to meet these ownership guidelines by January 1, 2023 in the case of our chief executive officer, executive chairman and non‑employee directors or January 1, 2025 in the case of our other executive officers. Newly hired and newly promoted executive officers and newly elected directors are expected to meet these ownership guidelines within five years in the case of a new chief executive officer, new executive chairman or new non‑employee director, or seven years in the case of other executive officers, in each case, measured from the date of hire, promotion or initial election. An executive officer who experiences an increase in base salary or a non-employee director who experiences an increase in annual cash retainer will have two years from the time of the increase to acquire any additional shares needed to meet the ownership guidelines.
Vested stock options are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their net value. Unvested restricted stock units subject to only time-based vesting criteria, and any restricted stock units a covered person has elected to defer settlement of pursuant to the arrangements described below under "Nonqualified Deferred Compensation Plan and RSU Deferral Option," are included (and deemed to be held by the covered person) for purposes of determining satisfaction of the ownership guidelines based on 70% of their value. Stock options that have not yet vested based on time-based vesting or performance‑based vesting conditions that have not been satisfied are not included for purposes of determining satisfaction of the ownership guidelines.
If an executive officer or director does not satisfy the ownership guideline following the conclusion of the phase‑in period, then the individual is expected to retain all shares of common stock (vested or unvested) held by such person as of the end of the phase-in period, and at least 75% of the net after‑tax shares of common stock acquired after such time, until the individual satisfies the ownership guideline.
In addition, until an individual satisfies the ownership guidelines, we expect that each executive officer and director will retain at least 50% of the net after‑tax shares received upon the exercise or vesting of any equity award for a period of at least one year from the vesting date. If an individual satisfies the ownership guidelines, then our expectation regarding share retention will no longer be applicable for the following year and the individual may dispose of shares in an amount that would allow such person to remain in compliance with the ownership guidelines.
Clawback Policy
Also in March 2017, our board of directors adopted a clawback policy. The clawback policy applies to all incentive‑based compensation granted after the policy’s adoption, including cash and equity incentive awards. The policy provides that if both:
•an accounting restatement is required due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws; and

•the board of directors (or a committee thereof), in its sole discretion, determines that an act or omission of a current or former executive officer contributed to the circumstances requiring the restatement and that such act or omission involved fraud or intentional misconduct then we will use reasonable efforts to recover from such person up to 100% of any incentive‑based compensation awarded during the three‑year period preceding the date on which we are required to prepare such accounting restatement.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. Subject to certain transition rules, however, tax legislation enacted in December 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified executive officers that is not covered by the transition rules will not be deductible by us. Our board of directors reviews the potential effect of Section 162(m) periodically and reserves the right to use its business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the board of directors believes that compensation is appropriate and in the best interests of the company and our stockholders, after taking into consideration changing business conditions and performance of our employees.
We account for equity compensation paid to our employees in accordance with FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all stock‑based payments based on an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.
Severance and Change in Control Benefits
Pursuant to employment letter agreements we have with our NEOs, our NEOs are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. Please refer to “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to our NEOs under various termination circumstances under the caption “Potential Payments Upon Termination or Change in Control” below.
We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies in our peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives at these companies.
We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the NEO’s employment is terminated during a specified period after the change in control. We believe that a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to NEOs in the event of a friendly change in control in which their employment is not threatened, while still providing them appropriate incentives to cooperate in negotiating and executing any change in control transaction in which they believe they may lose their jobs.
    Benefits and Other Compensation
We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad‑based benefits that are provided to all employees, including medical, dental and vision insurance, group life insurance, accidental death and dismemberment insurance, long‑ and short‑term disability insurance, and a 401(k) retirement plan. We also offer an employee stock purchase plan, the details of which are described in the “Additional Narrative Disclosure” section of this proxy statement. All of our executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. In addition, our compensation talent and strategy committee and board of directors has adopted for implementation beginning in 2021 a non-qualified deferred compensation plan, in which a select group of highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or ERISA), including our NEOs, and members of our board of directors may participate. This same group of employees and directors is also eligible to defer settlement of future RSU awards. The compensation and talent strategy committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.
In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, or provide corporate housing as an additional incentive to join us in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case‑by‑case basis under the specific hiring circumstances.
    401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax‑qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) retirement plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, and have the amount of the reduction contributed to the 401(k) plan. During 2020, for the first $200,000 of an employee’s eligible compensation, we matched 100% of the employee’s contributions up to the first 3% of eligible compensation, and 50% of contributions up to the next 2% of eligible compensation, subject to a maximum match of $8,000 for each employee. Effective January 1, 2021, in order to remain competitive and continue to attract top talent, we increased our 401(k) match: for the first $200,000 of an employee’s eligible compensation, we match 100% of the employee’s contributions up to the first 4% of eligible compensation, and 50% of contributions up to the next 2% of eligible compensation, subject to a maximum match of $10,000 for each employee. We expect to continue this matching program in the future.
Non-qualified Deferred Compensation Plan and RSU Deferral Option
Our board of directors has approved, for implementation in 2021, a Nonqualified Deferred Compensation Plan, or NQDC Plan, in which a select group of highly compensated employees (within the meaning of ERISA), including our NEOs, and members of our board of directors may participate. Under the NQDC Plan, employee participants may defer up to 80% of their base salary and any qualifying bonus compensation and director participants may defer up to 100% of any cash compensation for service on our board or its committees. The participants elect the period of deferral (subject to the conditions described below), but they must generally make their deferral elections, in accordance with the terms of the NQDC Plan, before the beginning of the year when the compensation to be deferred is earned. Deferral elections are irrevocable (absent an "unforeseen emergency" within the meaning of Internal Revenue Code Section 409A, or Section 409A).
A participant’s compensation deferrals will be credited or debited with notional investment gains and losses equal to the experience of selected hypothetical investment funds offered under the NQDC Plan and elected by the participant. The administrator of the NQDC Plan has the discretion to establish rules and procedures for participants to change their investment decisions.
A participant may elect to receive his or her deferred compensation and earnings thereon either (a) at a specified point of time after a minimum of a two-year deferral period, following which the deferred compensation can be received as a lump sum or in annual installments over a period of up to five years, or (b) after a separation from service, following which the deferred compensation can be received as a lump sum or in annual installments over a period of up to ten years. A participant may also elect to receive deferred compensation and earnings thereon upon the occurrence of other qualifying distribution events, including disability or death, a change of control of the company, or an "unforeseen emergency," following any of which the deferred compensation can be received as a lump sum.
Our board of directors has appointed our compensation and talent strategy committee to administer the NQDC Plan, including selecting the employees who may participate and interpreting the plan and adjudicating any claims.
The same group of employees eligible to participate in the NQDC Plan and members of our board of directors may also elect to defer settlement of restricted stock unit awards. Deferrals must be made before the beginning of the year in which the award is granted. Deferred awards, to the extent vested, will be settled upon the occurrence of a change in control event (as defined in our 2013 Stock Incentive Plan, provided such event is also a change in control event within the meaning of Section 409A of the Code) or, depending on the individual’s election, may be settled on an electing employee's or director's earlier separation from service, disability, death, "unforeseen emergency" (each, within the meaning of Section 409A of the Code) or any anniversary of the date of grant of the award (which may not be earlier than the 4th anniversary of the date of grant for electing employees or the 2nd anniversary of the date of grant in the case of electing directors).
Rule 10b5‑1 Sales Plans
Some of our employees, including our NEOs, and directors have adopted in the past or may in the future adopt written plans, known as Rule 10b5‑1 plans, pursuant to which an individual employee or director contracts with a broker to buy or sell shares of our common stock on such individual’s behalf. Purchases or sales are typically made under such a plan periodically or over time based on factors determined at the time the individual adopts the plan. Rule 10b5-1 plans may only be adopted when the individual employee or director is not in possession of material, nonpublic information and only in accordance with our insider trading policy. An individual employee or director may also amend or terminate any such plan if he or she is not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy. In addition, individual employees, including our NEOs, and directors may buy or sell shares outside of a Rule 10b5‑1 plan when they are not in possession of material, nonpublic information and otherwise in accordance with our insider trading policy.

Compensation Committee Report
The compensation and talent strategy committee of the board of directors of IVERIC bio, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with the company's management. Based on such review and discussions, the compensation and talent strategy committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company's Annual Report on Form 10‑K for the year ended December 31, 2020.
By the compensation and talent strategy committee of the board of directors of IVERIC bio, Inc.

Adrienne L. Graves, Ph.D. Mark Blumenkranz, M.D. Jane P. Henderson Calvin W. Roberts, M.D.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our NEOs during the years ended December 31, 2020, December 31, 2019, and December 31, 2018.

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Glenn P. Sblendorio (4)	2020	640,000	1,099,725	1,720,791	582,400	26,500	4,069,416
President and chief executive officer	2019	598,558	495,900	803,700	467,190	96,800	2,462,148
	2018	625,000	133,110	190,840	365,630	96,800	1,411,380

David R. Guyer (5)	2020	525,000	769,725	1,204,231	367,500	8,000	2,874,456
Executive chairman	2019	525,000	371,925	602,775	301,880	8,000	1,809,580
	2018	525,000	99,760	143,000	236,250	8,000	1,012,010

Pravin U. Dugel (6)	2020	375,750	1,107,700	1,403,164	321,750	8,000	3,209,614
Executive vice president, chief strategy and business officer

David F. Carroll	2020	397,950	431,250	685,114	227,630	8,000	1,749,944
Senior vice president, chief financial officer and treasurer	2019	390,150	548,100	309,615	179,470	8,000	1,435,335
	2018	382,500	72,500	105,711	145,730	8,000	714,441

Keith Westby	2020	397,680	375,000	595,752	215,540	8,000	1,591,972
Senior vice president and chief operating officer	2019	386,100	548,100	309,615	183,011	8,000	1,434,826
	2018	357,500	72,500	105,711	130,420	8,000	674,131

(1)    The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation granted during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 4, 2021, regarding assumptions underlying the valuation of equity awards.
(2)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent awards to our NEOs under our short-term cash incentive program.
(3)    The compensation included in the “All Other Compensation” column includes the following:
•for 2020, matching contributions that we made under our 401(k) plan, which was $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll, $8,000 for Dr. Dugel and $8,000 for Mr. Westby, and housing payments of $18,500 for Mr. Sblendorio;
•for 2019, matching contributions that we made under our 401(k) plan, which was $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll, and $8,000 for Mr. Westby, and housing payments of $88,800 for Mr. Sblendorio;
•for 2018, matching contributions that we made under our 401(k) plan, which was $8,000 for Mr. Sblendorio, $8,000 for Dr. Guyer, $8,000 for Mr. Carroll, and $8,000 for Mr. Westby, and housing payments of $88,800 for Mr. Sblendorio.

(4)    In 2019, Mr. Sblendorio elected to reduce his base salary by $26,442 to account for eleven days that he took during 2019 beyond the standard allotment of vacation days for employees. Mr. Sblendorio also serves as a member of our board of directors but did not receive any additional compensation for his service as a director in 2018, 2019 or 2020.
(5)    Dr. Guyer also serves as a member of our board of directors but did not receive any additional compensation for his service as a director in 2018, 2019 or 2020.
(6)    The "Stock Awards" and "Option Awards" for Dr. Dugel reflect both the equity awards granted to him upon his joining the company in March 2020 and the equity awards that were granted to all NEOs in December 2020.
CEO Pay Ratio
    The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our chief executive officer, or CEO, to the annual total compensation of the median of all our employees, excluding the CEO.

    To identify the median employee, other than our CEO, we calculated total gross wages actually paid to employees for 2020, from our payroll records. This calculation was performed for 57 individuals, excluding Mr. Sblendorio, who were employed by us on December 31, 2020. To calculate the pay ratio, we then calculated the annual total compensation for the median employee and compared this amount to the annual total compensation for Mr. Sblendorio, as described in the following paragraph. This methodology is the same methodology we used to identify the median employee and calculate the pay ratio for the year ended December 31, 2019.

    During 2020, the principal executive officer of our company was our president and chief executive officer, Mr. Glenn P. Sblendorio. For 2020, the annual total compensation for Mr. Sblendorio, as reported in the Summary Compensation Table, was $4,069,416, and the annual total compensation for our median employee, determined on the same basis, was $187,257, resulting in a pay ratio of approximately 21.7 to 1.

    The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Grants of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2020.

Name	Grant Date	Target Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Actual Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/ share)(2)	Grant Date Fair Value of Stock and Options Awards($)(3)
Glenn P. Sblendorio	—	416,000	582,400	—		—		—	—
	12/18/2020	—	—	146,630		—		—	1,099,725
	12/18/2020	—	—	—		293,150	(4)	7.50	1,720,791

David R. Guyer	—	262,500	367,500	—		—		—	—
	12/18/2020	—	—	102,630		—		—	769,725
	12/18/2020	—	—	—		205,150	(4)	7.50	1,204,231

David F. Carroll		159,180	227,630	—		—		—	—
	12/18/2020	—	—	57,500		—		—	431,250
	12/18/2020	—	—	—		115,000		7.50	685,114

Keith Westby	—	159,072	215,540	—		—		—	—
	12/18/2020	—	—	50,000		—		—	375,000
	12/18/2020	—	—	—		100,000		7.50	595,752

Pravin U. Dugel	—	225,000	321,750	—		—		—	—
	4/1/2020	—	—	200,000	(5)	—		—	632,000
	4/1/2020	—	—	20,000	(5)	—		—	63,200
	12/18/2020	—	—	55,000		—		—	412,500
	4/1/2020	—	—	—		300,000	(5)	3.16	747,838
	12/18/2020	—	—	—		110,000		7.50	655,327
(1)    Represents the target payout levels under our short-term cash incentive program. Target payouts for Mr. Sblendorio, Dr. Guyer, Mr. Carroll, Mr. Westby and Dr. Dugel represented 65%, 50%, 40%, 40% and 45% of base salary in 2020, respectively. As discussed above under “Compensation Discussion and Analysis—2020 NEO Compensation Determinations—2020 Short-Term Cash Incentive Awards—2020 Corporate Goals,” the actual payout to each NEO was more than the target award amount. The short-term cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate objectives was subjective and subject to the discretion of our compensation and talent strategy committee and board of directors. Additional information regarding the design of our short-term cash incentive program, including a description of the corporate objectives applicable to 2020 awards, is described above in “Compensation Discussion and Analysis—2020 NEO Compensation Determinations—2020 Short-Term Cash Incentive Awards.”
(2)    The exercise price per share of each option award is equal to the closing market price of our common stock on the date of grant. Each of the option awards vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.
(3)    The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of stock and option awards granted in 2020 calculated in accordance with ASC 718.
(4)    These option awards, which were granted to Mr. Sblendorio and Dr. Guyer, were, in addition to being subject to the traditional time-based vesting that we typically use for our other long-term equity awards and which is described in Note 2 above, subject to performance-based vesting. The performance-based vesting condition provides that these awards would not vest and become exercisable unless, for a period of twenty consecutive trading days, the average closing sale price of our common stock equaled or exceeded 125% of the per share exercise price of the options. As with other stock options granted under our stock incentive plan, these stock options have a ten-year term.
(5)    These stock and option awards were issued under our 2019 Inducement Stock Incentive Plan.

Outstanding Equity Awards as of December 31, 2020
The following table sets forth information regarding outstanding stock options and restricted stock unit awards held by our NEOs as of December 31, 2020:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Glenn P. Sblendorio	11,084	—	(1)	13.22	7/8/2023	—		—
	6,949	—	(1)	33.27	10/23/2023	—		—
	15,000	—	(1)	37.00	5/20/2024	—		—
	7,000	—	(1)	48.30	6/1/2025	—		—
	150,000	—	(1)	44.90	3/31/2026	—		—
	254,583	5,417	(2)	4.52	1/29/2027	—		—
	300,000	100,000	(3)	2.94	12/18/2027	—		—
	91,750	91,750	(4)	1.45	12/11/2028	—		—
	47,500	142,500	(5)	5.22	12/8/2029	—		—
	—	293,150	(6)	7.50	12/17/2030	—		—
	—	—		—	—	45,900	(7)	317,169
	—	—		—	—	71,250	(8)	492,338
	—	—		—	—	146,630	(9)	1,013,213
						8,900	(10)	61,499
David R. Guyer	19,810	—		10.03	4/25/2023	—		—
	85,826	—		10.03	4/25/2023	—		—
	175,000	—		31.29	1/2/2024	—		—
	91,500	—		45.60	1/1/2025	—		—
	95,000	—		73.22	1/3/2026	—		—
	254,583	5,417	(2)	4.52	1/29/2027	—		—
	225,000	75,000	(3)	2.94	12/18/2027	—		—
	68,750	68,750	(4)	1.45	12/11/2028	—		—
	36.625	106,875	(5)	5.22	12/8/2029	—		—
	—	205,150	(6)	7.50	12/17/2030	—		—
	—	—		—	—	34,400	(7)	237,704
	—	—		—	—	53,437	(8)	369,250
	—	—		—	—	102,630	(9)	709,173
	—	—		—	—	25,000	(10)	172,750
David F. Carroll	55,000	—		52.71	6/30/2026	—		—
	37,208	792	(2)	4.50	1/23/2027	—		—
	58,208	5,292	(11)	2.81	4/23/2027	—		—
	112,500	37,500	(3)	2.94	12/18/2027	—		—
	50,000	50,000	(4)	1.45	12/11/2028	—		—
	18,750	56,250	(5)	5.22	12/8/2029	—		—
	—	115,000	(12)	7.50	12/17/2030	—		—
	—	—		—	—	25,000	(7)	172,750
	—	—		—	—	30,000	(8)	207,300
	—	—		—	—	57,500	(9)	397,325
	—	—		—	—	32,500	(13)	224,575
Keith Westby	10,169	—		1.65	4/8/2022	—		—
	5,199	—		10.03	12/29/2022	—		—
	67,250	—		31.29	1/2/2024	—		—
	6,250	—		45.60	1/1/2025	—		—
	11,000	—		73.22	1/3/2026	—		—
	58,750	1,250	(2)	4.52	1/29/2027	—		—

	112,500	37,500	(3)	2.94	12/18/2027	—		—
	50,000	50,000	(4)	1.45	12/11/2028	—		—
	18,750	56,250	(5)	5.22	12/8/2029	—		—
	—	100,000	(12)	7.50	12/17/2030
	—	—		—	—	25,000	(7)	172,750
	—	—		—	—	30,000	(8)	207,300
	—	—		—	—	50,000	(9)	345,500
	—	—		—	—	32,500	(13)	224,575
	—	—		—	—	2,800	(10)	19,348
Pravin U. Dugel	4,237	—	(14)	1.65	2/7/2022	—		—
	8,474	—	(14)	10.03	12/29/2022	—		—
	—	300,000	(15)	3.16	3/31/2030	—		—
	—	110,000	(12)	7.50	12/17/2030	—		—
	—	—		—	—	200,000	(16)	1,382,000
	—	—		—	—	20,000	(17)	138,200
	—	—		—	—	55,000	(9)	380,050
(1)    These options were granted in 2013, 2014 and 2015 in connection with Mr. Sblendorio’s service on our board of directors and are fully vested.
(2)    The unvested shares vested in January 2021.
(3)    The unvested shares vest monthly in approximately equal amounts through December 2021.
(4)    The unvested shares vest monthly in approximately equal amounts through December 2022.
(5)    The unvested shares vest monthly in approximately equal amounts through December 2023.
(6)    These options are subject to both performance and time-based vesting. For information about the performance-based vesting, see Note 4 in Grants of Plan-Based Awards Table. For time-based vesting, the unvested shares vest over four years, with 25% vesting in December 2021 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2024.
(7)    These restricted stock units vest in annual increments, with the remaining vesting events occurring in December 2021 and December 2022.
(8)    These restricted stock units vest in annual increments, with the remaining vesting events occurring in December 2021, December 2022 and December 2023.
(9)    These restricted stock units vest in annual increments in December 2021, December 2022, December 2023 and December 2024.
(10)    These restricted stock units are subject to performance-based vesting. The unvested shares vest upon the occurrence of certain milestones.
(11)     The unvested shares vest monthly in approximately equal amounts through April 2021.
(12)    The unvested shares vest over four years, with 25% vesting in December 2021 and the remaining unvested shares vesting monthly in approximately equal amounts through December 2024.
(13)    These restricted stock units vest in December 2021.
(14)    These options were granted in 2012 in connection with Dr. Dugel's prior service to us as an independent consultant and are fully vested.

(15)    25% of the unvested shares vested in April 2021 and the remaining unvested shares vest monthly in approximately equal amounts through April 2024.
(16)    25% of these restricted stock units vested in April 2021 and the remaining vest in annual increments in April 2022, April 2023 and April 2024.
(17)    These restricted stock units vested in April 2021.

Option Exercises and Stock Vested Table
The following table sets forth information regarding stock options exercised, and vested RSUs received, by our NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn P. Sblendorio	—	—	65,450	385,873
David R. Guyer	—	—	41,263	295,757
David F. Carroll	—	—	62,500	420,800
Keith Westby	—	—	55,700	387,798
Pravin U. Dugel (1)	—	—	—	—
(1)    Dr. Dugel did not exercise any option awards or receive any vested RSUs during 2020.
See “Additional Narrative Disclosure—Amended and Restated 2007 Stock Incentive Plan”, “Additional Narrative Disclosure—2013 Stock Incentive Plan” and "Additional Narrative Disclosure—2019 Inducement Stock Incentive Plan" for a description of our equity incentive plans. See “Outstanding Equity Awards as of December 31, 2020” for information regarding the number of awards outstanding under these plans as of December 31, 2020.
Material Terms of Employment Agreements
We have entered into employment offer letters with each of our executive officers. The employment offer letters do not have a stated term and provide for at-will employment, meaning the executive officer or we may terminate the employment arrangement at any time. The employment offer letters generally establish each executive officer’s title and compensation arrangements, including annual base salary and minimum target amount for short-term cash incentive compensation, as a percentage of annual base salary, as well as eligibility for welfare and other benefit programs and commuting and relocation expense payments. Annual base salaries and minimum target amounts for short-term cash incentive compensation are subject to review and adjustment by our compensation and talent strategy committee and our board of directors, as described above under “Compensation Discussion and Analysis.”
Each of our executive officers (other than Dr. Guyer following the execution of his consulting agreement) is eligible, either directly under his or her agreement or offer letter or through separate agreements with us, to receive certain benefits upon termination of employment under specified conditions, as summarized below under “Potential Payments Upon Termination or Change in Control.” In addition, each of our executive officers, including Dr. Guyer, is subject to invention assignment, non-disclosure, non-competition and non-solicitation agreements and is party to an indemnification agreement with us.
Dr. Guyer's Transition to Senior Advisor
On April 5, 2021, we announced that Dr. Guyer would be stepping down as our executive chairman and from our board of directors, in each case effective as of the close of business on the date of our 2021 annual meeting. In connection with Dr. Guyer's departure, we and Dr. Guyer entered into a retirement and consulting agreement, dated April 4, 2021, the consulting agreement, in order to provide for an orderly transition and to secure Dr. Guyer’s assistance following his departure. During the term of the consulting agreement (which will commence as of the close of business on the date of our 2021 annual meeting and end on the second anniversary of such time, or the consulting period), Dr. Guyer will serve as senior advisor, providing consulting services to the company, including assisting with the transition of his duties, assisting our executive team, the board of directors and other senior personnel with respect to certain projects and providing other services commensurate with his prior roles with the company. Dr. Guyer will also attend certain professional conferences on behalf of the company.

During the term of the consulting agreement, Dr. Guyer will receive a consulting fee of $83,333.33 per month and his outstanding equity awards will continue to vest and remain outstanding in accordance with their terms; any remaining unvested service-vesting equity awards will vest in full upon the completion of the consulting period. Pursuant to the terms of the consulting agreement, Dr. Guyer’s performance share unit award granted on June 6, 2016 will only vest if the applicable performance criteria are attained prior to the end of the consulting period (and no acceleration shall apply to such award). Dr. Guyer will also be entitled to reimbursement of certain business expenses incurred in connection with providing the services under the consulting agreement and payment by us of the cost of continued participation in our health and dental plans during the first 18 months of the consulting period. In the event of a change in control of the company (as defined in our 2013 Stock Incentive Plan, as amended) during the consulting period or in the event of Dr. Guyer's death or disability during the consulting period, payment of unpaid consulting payments scheduled to be paid during the consulting period shall become immediately payable and vesting of the equity awards described above will be accelerated upon such occurrence. The consulting agreement also provides for certain updates to Dr. Guyer’s existing Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with the company, or the restrictive covenant agreement. The consulting period may be terminated by Dr. Guyer upon 30 days' prior written notice or immediately by us upon a violation by Dr. Guyer of the restrictive covenant agreement, subject to certain exceptions. Following any such early termination, Dr. Guyer shall only be entitled to any earned and unpaid consulting payments for periods prior to the effectiveness of such termination and such termination shall be treated as a termination of service for purposes of his outstanding equity awards (and the acceleration described above shall not apply).
Potential Payments Upon Termination or Change in Control
Our stock incentive plans provide for the acceleration of vesting with respect to certain awards upon the termination of employment of any of our employees, including our NEOs, under specified circumstances. In addition, upon execution and effectiveness of a separation agreement and release of claims, each NEO (other than Dr. Guyer following the execution of his consulting agreement) is entitled to severance payments, generally payable in a lump sum, if his or her employment is terminated under specified circumstances.
The severance and change in control benefits available as of December 31, 2020 to each of our NEOs are described below:
Dr. Guyer. Before the execution of the consulting agreement described above, the terms of Dr. Guyer’s employment agreement provided that in the event that Dr. Guyer's employment was terminated without “Cause” or if Dr. Guyer terminated his employment for “Good Reason” (as each such term is defined in the relevant letter agreement between him and us), Dr. Guyer would be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,000 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at our expense, under the company's medical and dental benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer's employment. These severance benefits were subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates. In addition, if Dr. Guyer's employment were terminated without cause or for good reason within one year following a change in control event (as each such term is defined in the relevant letter agreement between him and us), Dr. Guyer would be entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. For information regarding the compensation to be paid for Dr. Guyer’s consulting services, vesting of his equity awards and other benefits to be provided upon Dr. Guyer’s departure, see “Material Terms of Employment – Dr. Guyer’s Transition to Senior Advisor”.
Mr. Sblendorio, Mr. Carroll, Dr. Dugel and Mr. Westby. In the event that Mr. Sblendorio's, Mr. Carroll’s, Dr. Dugel's or Mr. Westby's employment is terminated without "cause" (as such term is defined in the relevant letter agreement between the officer and us) or if Mr. Sblendorio, Mr. Carroll, Dr. Dugel or Mr. Westby terminates his employment for "good reason" (as such term is defined in the relevant letter agreement between the officer and us) within one year following a change in control event (as such term is defined in our 2013 stock incentive plan), the applicable officer will be entitled to receive an amount equal to 12 months of his base salary; his target short-term cash incentive opportunity for the year in which his employment is terminated; provided he elects to continue his and his eligible dependents’ participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Sblendorio's, Mr. Carroll’s, Dr. Dugel's or Mr. Westby's employment is terminated without cause or if Mr. Sblendorio, Mr. Carroll, Dr.

Dugel or Mr. Westby terminates his employment with us for good reason absent a change in control event, he will be entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target short-term cash incentive opportunity for the year in which his employment terminates; and provided he elects to continue his and his eligible dependents” participation in our medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of us and our affiliates.
    The following tables set forth information regarding potential payments that each NEO who was serving as an executive officer as of December 31, 2020 would have received if the NEO’s employment had terminated as of December 31, 2020 under the circumstances set forth below.

	Termination Without Cause or For Good Reason Prior to a Change in Control or more than 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Benefits ($)
Glenn P. Sblendorio	1,056,000	40,788
David R. Guyer (1)	1,031,250	40,200
David F. Carroll	557,130	33,264
Keith Westby	556,752	32,352
Pravin U. Dugel	725,000	32,352

(1) In April 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting. Dr. Guyer has agreed to continue as a senior advisor to the company for a two-year period following the 2021 annual meeting pursuant to a consulting agreement, the terms of which are described above under “Material Terms of Employment – Dr. Guyer’s Transition to Senior Advisor”.

	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control
Name	Cash Payment ($)	Value of Stock Options with Accelerated Vesting ($)(1)	Value of Stock Awards with Accelerated Vesting ($)(2)	Value of Benefits ($)
Glenn P. Sblendorio	1,056,000	2,035,573	1,884,219	40,788
David R. Guyer (3)	1,031,250	1,515,843	1,488,877	40,200
David F. Carroll	557,130	914,966	1,066,300	33,264
Keith Westby	556,752	870,075	969,473	32,352
Pravin U. Dugel	725,000	1,744,800	1,900,250	32,352

(1)    The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $6.91, the closing market price of our common stock on December 31, 2020, exceeds the exercise price of such option.
(2)    The value of restricted stock units with accelerated vesting represents the value of unvested restricted stock units, calculated by multiplying the number of shares subject to the accelerated portion of the restricted stock units by $6.91, the closing market price of our common stock on December 31, 2020.
(3)    In April 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting. Dr. Guyer has agreed to continue as a senior advisor to the company for a two-

year period following the 2021 annual meeting pursuant to a consulting agreement, the terms of which are described above under “Material Terms of Employment – Dr. Guyer’s Transition to Senior Advisor”.
Additional Narrative Disclosure
See “Compensation Discussion and Analysis—Additional Compensation Practices and Policies—401(k) Retirement Plan” for a discussion of our 401(k) retirement plan available to all employees including our NEOs.
Amended and Restated 2007 Stock Incentive Plan
Our amended and restated 2007 stock incentive plan, referred to as the 2007 plan, was initially adopted by our board of directors and approved by our stockholders in December 2007. Following our initial public offering, we no longer grant awards under the 2007 plan. The 2007 plan provided for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards and other stock-based awards. Our employees, officers, directors, consultants and advisors were eligible to receive awards under our 2007 plan; however, incentive stock options could only be granted to our employees.
The type of award granted under our 2007 plan and the terms of such award are set forth in the applicable award agreement.
Upon the occurrence of a merger or consolidation of the company with or into another entity, as a result of which all of the outstanding shares of our common stock are exchanged for cash, securities or other property or are cancelled, or any exchange of all of the outstanding shares of our common stock for cash, securities or other property pursuant to a share exchange transaction or upon a liquidation or dissolution of the company, our board of directors may take any one or more of the following actions:
•provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to a plan participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period;
•provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such transaction;
•in the event that, under the terms of the transaction, holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the transaction, make or provide for a cash payment to a plan participant with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;
•provide that, in connection with a liquidation or dissolution of the company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
•any combination of the foregoing.
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
Pursuant to the terms of the 2007 plan, if, on or prior to the first anniversary of a change in control event (as defined in the 2007 plan), the employment of a plan participant is terminated for good reason by the participant or without cause by the company, as such terms are defined in the 2007 plan:

•all unvested options then held by such participant shall immediately become exercisable in full; and
•all restricted stock then held by such participant shall immediately become free from all conditions or restrictions.
Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free from some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
2013 Stock Incentive Plan
Our board of directors adopted and our stockholders approved the 2013 stock incentive plan in August 2013. The 2013 stock incentive plan became effective immediately prior to the closing of our initial public offering on September 30, 2013. In June 2015, our board of directors adopted a first amendment to the 2013 stock incentive plan.
The 2013 stock incentive plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2013 stock incentive plan is the sum of (1) the number of shares (up to 3,362,256 shares) equal to the sum of 739,317, which was the number of shares of our common stock available for issuance under the 2007 plan at the time of the completion of our initial public offering, and the number of shares of our common stock subject to outstanding awards under the 2007 plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (2) an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. Annual increases under the evergreen provisions of the 2013 stock incentive plan have resulted in the addition of an aggregate of approximately 13,081,000 additional shares to the 2013 stock incentive plan, including for 2021, an increase of 2,542,372 shares.
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 stock incentive plan. However, incentive stock options may only be granted to our employees.
Pursuant to the terms of the 2013 stock incentive plan, our compensation and talent strategy committee, pursuant to authority delegated to it by our board of directors, administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:
•the number of shares of our common stock covered by options and the dates upon which the options become exercisable;
•the type of options to be granted;
•the duration of options, which may not be in excess of ten years;
•the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant; and
•the number of shares of our common stock subject to and the terms of any stock appreciation rights, restricted stock awards, restricted stock units or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price (though the measurement price of stock appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).
The compensation and talent strategy committee of our board of directors has also delegated authority to our chief executive officer to grant awards under the 2013 stock incentive plan. Our chief executive officer has the power to make awards to all of our employees, except our officers or any other employee with the title of vice president or above (i.e., senior vice president, executive vice president or president). Our compensation and talent strategy committee has fixed the terms of the awards to be granted by our chief executive officer, including the exercise price of such awards (which will be the fair market value of our common stock on the date of grant), and the maximum number of shares subject to awards that our chief executive officer may make in a single grant to any one person in any calendar year, and the maximum number of shares subject to awards, in the aggregate, in any one year.
Upon a merger or other reorganization event (as defined in our 2013 stock incentive plan), our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 stock incentive plan as to some or all outstanding awards other than restricted stock:
•provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);
•upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;
•provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;
•in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or
•provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).
Our board of directors does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.
In the case of certain restricted stock units, no assumption or substitution is permitted, and the restricted stock units will instead be settled in accordance with the terms of the applicable restricted stock unit agreement.
Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted stock will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the award of restricted stock.
At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 stock incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.
In addition, the 2013 stock incentive plan provides that, notwithstanding the provisions of the plan that may apply upon a reorganization event and except as otherwise provided for in the instrument evidencing an option, award of restricted stock or award of restricted stock units or any other agreement between us and the participant, upon the occurrence of a change in control event (as defined in the 2013 stock incentive plan) each option shall become immediately exercisable and each award of restricted stock and of restricted stock units that vest solely based on the passage of time shall become immediately free from all conditions and restrictions, if, in each case, the employment of the participant holding such award is terminated by us (or our acquirer or successor) without cause (as defined in the 2013 stock incentive plan) or by the participant for good reason (as defined in the 2013 stock incentive plan), on or prior to the first anniversary of the date of the change in control event. Our board of directors may specify in an award at the time of grant the effect of a change in control event on any stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time or other stock-based award.
No award may be granted under the 2013 stock incentive plan on or after August 26, 2023. Our board of directors may amend, suspend or terminate the 2013 stock incentive plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.
2016 Employee Stock Purchase Plan
Our board of directors adopted our 2016 employee stock purchase plan, or ESPP, in April 2016. The ESPP became effective following approval by our stockholders at our 2016 annual meeting in June 2016. The initial offering period under the ESPP began on September 16, 2016.
Eligibility
All employees of the company and any subsidiary of the company designated by our board or a committee appointed by our board are eligible to participate provided that they work twenty hours or more per week and for more than five months in a calendar year, are employees for at least one month prior to enrolling in the ESPP and are employees on the first day of the applicable offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning shares and/or options to purchase shares representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. The company retains the discretion to determine which eligible employees may participate in any offering under the ESPP pursuant to and consistent with the Treasury Regulations issued under Section 423 of the Code.
ESPP Operation
The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 20 percent (in whole percentages only) of their compensation (as defined in the ESPP) received on each pay day during the offering period. The board or a committee appointed by our board may, at its discretion, designate a lower maximum contribution rate, and the minimum payroll deduction is such percentage of compensation as may be established by the board or a committee appointed by our board from time to time.
The ESPP is implemented through consecutive six-month offering periods. The ESPP provides that such offering periods will commence on the first business day on or after September 16 and March 16 of each year. Our board or a committee appointed by our board may, in its discretion, choose a different offering period of not more than 12 months and/or choose a different commencement date for offerings under the ESPP.
On the first day of each offering period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the offering period, up to that number of shares of our common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price of our common stock on the first day of the offering period, or such lesser number of shares set by the board or a committee appointed by our board. However, no eligible employee may be granted an option under the ESPP that permits the employee’s rights to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 of the fair market value (based on the value of the stock on the first day of the offering period) of our common stock in any given calendar year in which such option is outstanding at any time.
Unless an employee withdraws from the ESPP, the employee’s option will be exercised automatically on the last business day of the offering period for the largest number of whole shares subject to the employee’s option that can be purchased with the deductions accumulated as of the last business day of the offering period. An option shall expire on the last business day of the applicable offering period and any balance remaining in an employee’s payroll deduction account at the end of an offering period will be automatically refunded to the employee.
The board or a committee appointed by our board will determine the purchase price of shares subject to an option granted under the ESPP for each offering period, including whether the purchase price will be determined based on the lesser of the closing price of our common stock on (i) the first business day of the offering period or (ii) the last business day of the offering period, or whether it will be based solely on the closing price of our common stock on the last business day of the offering period, provided that, in all events, the purchase price will be at least 85% of the applicable closing price. In the absence of a determination by the board or a committee appointed by our board, the ESPP provides that the purchase price of shares subject to an option granted under the ESPP in any given offering period will be 85% of the closing price of a share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance on a pro-rata basis.
All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions (except as our board or a committee appointed by our board may otherwise provide).
An employee’s payroll deduction elections remain in effect for successive offering periods unless changed by the employee. An employee may decrease or discontinue his or her payroll deduction only once during an offering period, by timely filing a new payroll deduction authorization form. However, an employee may not increase his or her payroll deduction during an offering period. If an employee elects to discontinue his or her payroll deductions during an offering period but does not elect to withdraw his or her funds from the ESPP, funds deducted prior to his or her election to discontinue will be applied to the purchase of common stock on the last day of the offering period in which the funds were deducted. An employee may, for any reason, withdraw from participation in an offering at any time prior to the close of business on the twentieth business day before the end of the offering period. If an employee withdraws from participation in an offering, any amounts contributed to the ESPP by the employee will be refunded promptly without interest and the employee’s option granted for such offering period will automatically terminate. Any employee who withdraws from participating in an offering period may not begin participation again during the remainder of the offering period during which he or she withdrew his or her account balance. However, an employee’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in subsequent offering periods in accordance with terms and conditions established by the board or a committee appointed by the board.
The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of each offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.
We are required to make equitable adjustments, to the extent determined by our board or a committee appointed by our board, to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other reorganization event (as defined in the ESPP), our board or a committee appointed by our board may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our board or committee appointed by our board determines:
•provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of the reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board or committee appointed by our board in such notice, which date will not be less than ten (10) days preceding the effective date of the reorganization event;
•upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;
•in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, change the last day of the offering period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the cash payment for each share surrendered in the reorganization event times the number of shares of our common stock that the employee’s accumulated payroll deductions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the cash payment for each share surrendered in the reorganization event is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or
•provide that, in connection with our liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Administration
Pursuant to the terms of the ESPP and authority delegated to it by our board of directors, our compensation and talent strategy committee administers the ESPP and, subject to limitations in the ESPP, has authority to make rules and regulations for the administration of the ESPP and its interpretation and any decisions with regard thereto are final and conclusive.
Our board has the ability to change offering periods (including the commencement dates and length thereof) with respect to future offerings without stockholder approval. Our board may, at any time, and from time to time, amend or suspend the ESPP or any portion of the ESPP. However, the ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required. The ESPP may be terminated at any time by the board. Upon termination of the ESPP all amounts in the accounts of participants will be promptly refunded.
Our board may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees to the extent such actions are in compliance with Section 423 of the Code.
2019 Inducement Stock Incentive Plan
    Our board of directors adopted our 2019 inducement stock incentive plan, or the Inducement Plan, in October 2019, initially reserving 1,000,000 shares for issuance under the Inducement Plan. The Inducement Plan was established and intended to be administered in accordance with Nasdaq Stock Market rules and stockholder approval was not required. In October 2019, we filed a Registration Statement on Form S-8 with the SEC to register under the Securities Act of 1933, as amended, or the Securities Act, the initial 1,000,000 shares issuable under the Inducement Plan.
In March 2020, our board of directors adopted an amendment to the Inducement Plan to increase the number of shares reserved for issuance under the Inducement Plan by 1,000,000 shares, for a total of 2,000,000 shares in the aggregate. In May 2020, we filed a Registration Statement on Form S-8 with the SEC to register under the Securities Act the additional 1,000,000 shares issuable under the Inducement Plan.
In February 2021, our board of directors adopted an amendment to the Inducement Plan to increase the number of shares reserved for issuance under the Inducement Plan by 600,000 shares, for a total of 2,600,000 shares in the aggregate. In March 2021, we filed a Registration Statement on Form S-8 with the SEC to register under the Securities Act the additional 600,000 shares issuable under the Inducement Plan.
Purpose and Eligibility
    The Inducement Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to attract, retain and motivate persons who are expected to make important contributions to us with inducement material for such persons to enter into employment with us. An aggregate of 2,600,000 shares of our common stock have been reserved for issuance of awards under the Inducement Plan.
    Awards can be granted under the Inducement Plan only to persons who have not previously been an employee or director of ours or are commencing employment with us following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with us and in accordance with Nasdaq Stock Market Rule 5635(c)(4). Neither consultants nor advisors are eligible to participate in the Inducement Plan.
Administration
    Pursuant to the terms of the Inducement Plan, our compensation and talent strategy committee, pursuant to authority delegated to it by our board of directors, administers the plan, and subject to any limitations in the plan and applicable Nasdaq rules, approves each grant of an award under the Inducement Plan. Promptly following the grant of an award under the Inducement Plan, we disclose in a press release the material terms of the grant in accordance with Nasdaq listing rules. To date, we have issued awards to eight recipients under the Inducement Plan. No awards have been issued to any of our NEOs.
    Upon a reorganization event (as defined in the Inducement Plan), our board of directors may take one or more of the following actions as to all or any of the outstanding awards, other than restricted stock, on such terms as the board may determine:
•provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation);

•provide by written notice that all of the unvested and/or unexercised awards will terminate immediately prior to the consummation of the reorganization event unless the recipient exercises them (to the extent they can then be exercised) within a specified period following the date of the notice;

•provide that the outstanding awards will become exercisable, realizable, or deliverable, or that any restriction applicable to the awards will lapse, in whole or in part, prior to or upon the reorganization event;

•if the terms of the reorganization event provide that the holders of our common stock will receive a cash payment for each share of our common stock surrendered in the reorganization event, provide that the outstanding awards will terminate upon consummation of the reorganization event and that the recipient will receive, in exchange for the award, a cash payment equal to the amount, if any, by which the cash payment with respect to each share of our common stock in the reorganization event multiplied by the number of shares of our common stock subject to the vested portion of the outstanding awards (after giving effect to any acceleration of vesting that occurs upon or immediately prior to the reorganization event) exceeds the aggregate exercise, measurement or purchase price of the awards and any applicable tax withholding;

•provide, in the event of our liquidation or dissolution, that the awards will convert into the right to receive liquidation proceeds (if applicable, net of any exercise, measurement, or purchase price thereof and any applicable tax withholding); or

•any combination of the foregoing alternatives.

In taking any of the foregoing actions, our board is not obligated to treat all awards, or all awards of the same type, identically.
    The Inducement Plan provides that, notwithstanding the provisions above relating to reorganization events and except to the extent specifically provided to the contrary in an award agreement or any other agreement between the recipient and us, if a recipient's employment with us or our acquiring or succeeding corporation is terminated by the recipient for “good reason” or by us or the acquiring or succeeding corporation without “cause” on or prior to the first anniversary of the consummation of a "change in control event" (each term as defined in the Inducement Plan), any option awards will become immediately exercisable in full, and each award of restricted stock and of restricted stock units that vest solely based on the passage of time will immediately become free from all conditions or restrictions. Our board may specify in an award at the time of grant the effect of a change in control event on a stock appreciation right, restricted stock unit that includes vesting criteria other than solely the passage of time, or other stock-based award.

Our board may amend, suspend or terminate the Inducement Plan or any portion of the Inducement Plan at any time, provided that, no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be effective unless and until such amendment has been approved by our stockholders.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information as of December 31, 2020, with respect to all of our equity compensation plans in effect on that date:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($/share) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	9,453,831	$9.95	1,226,541
Equity compensation plans not approved by security holders (3)	1,432,250	$3.78	555,250
Total	10,886,081	$9.22	1,781,791
(1)    Restricted stock unit awards issued under our equity compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)    Includes our amended and restated 2007 stock incentive plan, 2013 stock incentive plan and 2016 employee stock purchase plan. As described above under “Additional Narrative Disclosure—2013 Stock Incentive Plan”, the 2013 stock incentive plan includes provisions for an annual increase, to be added the first day of each fiscal year, beginning with the fiscal year ending December 31, 2014 and continuing until, and including, the fiscal year ending December 31, 2023, with such annual increase to be equal to the lowest of 2,542,372 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the fiscal year and an amount determined by our board of directors. This table does not include the additional 2,542,372 shares available for issuance under the 2013 stock incentive plan as of January 1, 2021.
(3)    Includes stock option and restricted stock unit awards made pursuant to the Inducement Plan. Our board of directors adopted the Inducement Plan in October 2019, initially reserving 1,000,000 shares for issuance under the Inducement Plan. In March 2020, our board of directors adopted an amendment to the Inducement Plan to increase the number of shares reserved for issuance under the Inducement Plan by 1,000,000 shares, to a total of 2,000,000 shares in the aggregate. This table does not include the additional 600,000 shares reserved for issuance under the Inducement Plan that our board of directors approved in February 2021. See "Additional Narrative Disclosure—2019 Inducement Stock Incentive Plan" for more information.
Risk Considerations in Our Compensation Program
Our compensation and talent strategy committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risks caused by the actions of our executives:
•establishment of corporate goals for our short-term cash incentive program and individual goals for our executive officers that are consistent with our annual operating and strategic plans, which are designed to achieve what we believe to be an appropriate risk/reward balance, and which we do not believe require excessive risk taking to achieve;

•the mix between fixed and variable, annual and long‑term and cash and equity compensation is designed to encourage strategies and actions that balance our short‑term and long‑term best interests (for example, our short-term cash incentive program provides an incentive to accomplish short-term objectives while our policy of limiting the maximum payout under the program to 150% of each NEO’s target opportunity provides a cap on the reward for short-term performance, which is designed to focus NEOs on long-term value creation);

•equity awards generally vest over a period of time, which we believe encourages executives to take a long‑term view of our business; and

•our ownership guidelines, which require NEOs to hold equity over a specified time-period and above a certain value, are designed to further align executive interests with the interests of our stockholders.

DIRECTOR COMPENSATION

Summary Compensation Table
The following table sets forth a summary of the compensation earned by our directors for the year ended December 31, 2020, with the exception of Dr. Guyer and Mr. Sblendorio, who do not receive compensation for service on our board of directors and whose compensation is included in the “Summary Compensation Table” included in the “Executive Compensation” section above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mark S. Blumenkranz, M.D.	31,250	67,200	110,399	208,849
Axel Bolte	65,000	—	52,384	117,384
Adrienne L. Graves, Ph.D.	100,000	—	52,384	152,384
Jane P. Henderson	97,500	—	52,384	149,884
Calvin W. Roberts, M.D.	77,500	—	52,384	129,884
(1)    Fees earned or paid in cash consist of:
•for Dr. Blumenkranz, $22,500 for serving as a member of our board since July 2020, $3,750 for serving as a member of our compensation and talent strategy committee since July 2020, $2,500 for serving as a member of nominating and corporate governance committee since July 2020 and $2,500 for serving as a member of our research and development committee since July 2020.
•for Mr. Bolte, $45,000 for serving as a member of our board, $10,000 for serving as a member of our audit committee and $10,000 for serving as the chair of our nominating and corporate governance committee;

•for Dr. Graves, $45,000 for serving as a member of our board, $25,000 for serving as our independent lead director, $15,000 for serving as the chair of our compensation and talent strategy committee, $5,000 for serving as a member of our research and development committee and $10,000 for serving as a member of our special litigation committee;
•for Ms. Henderson, $45,000 for serving as a member of our board, $20,000 for serving as the chair of our audit committee, $5,000 for serving as a member of our nominating and corporate governance committee, $7,500 for serving as a member of our compensation and talent strategy committee and $20,000 for serving as the chair of our special litigation committee; and
•for Dr. Roberts, $45,000 for serving as a member of our board, $5,000 for serving as a member of our nominating and corporate governance committee, $10,000 for serving as a member of our audit committee, $7,500 for serving as a member of our compensation and talent strategy committee and $10,000 for serving as the chair of our research and development committee.
(2)    The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of ASC Topic 718. See Note 2 to our audited financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 4, 2021, regarding assumptions underlying the valuation of equity awards. The awards to Dr. Blumenkranz were made in connection with his joining our board of directors in July 2020 and made following the effectiveness of the July 2020 amendment to our Non-Employee Director Compensation Policy (see the following section for further details). The awards to the other non-employee directors were made in connection with our 2020 annual meeting of stockholders.

Director Compensation Arrangements
    The following describes our non-employee director compensation arrangements, which are governed by our Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy was adopted by our board of directors in February 2019 and approved by our stockholders at our 2019 annual meeting, and governed all non-employee direction compensation since January 1, 2019. In July 2020, in accordance with the terms of the policy, our board of directors approved an amendment to the Non-Employee Director Compensation Policy in relation to the equity compensation components, which became effective July 15, 2020. In February 2021, in accordance with the terms of the policy and in connection with amendments made to the charter for our compensation and talent strategy committee, our board of directors approved an amendment to the Non-Employee Director Compensation Policy in relation to the cash compensation component for members of the compensation and talent strategy committee, including the chair. The following description is only a summary of the director compensation arrangements and is subject to and qualified in its entirety by the Non-Employee Director Compensation Policy, as amended. Electronic copies of the policy, as originally adopted, and the July 2020 amendment have been filed with the SEC, including as exhibits to our Annual Report on Form 10-K filed on March 4, 2021.
General Compensation Limits
    The total annual base compensation of our non-employee directors, including cash and equity components (based on grant date fair value for financial reporting purposes), is as follows:
•for each non-employee director who served as a director for any amount of time during the prior calendar year, whom we refer to as an incumbent director, no more than $275,000 per calendar year; and
•for each non-employee director who did not serve as a director for any amount of time during the prior calendar year, whom we refer to as a new non-employee director, no more than $550,000 within the new non-employee director's first calendar year of election or appointment.
These limits may be adjusted by our board of directors, without stockholder approval, (i) after our 2022 annual meeting of stockholders, or (ii) prior to our 2022 annual meeting of stockholders in the event of a material change in our market capitalization.
Equity Compensation
Each non-employee director is eligible, upon his or her initial election or appointment to our board of directors, automatically and without the need for any further action by the board, to be granted a stock option to purchase up to 31,000 shares of our common stock and 15,000 restricted stock units for shares of our common stock. In addition, on the date of each of our annual meeting of stockholders, each non-employee director who has served on our board for at least four months and is serving as a director immediately before and immediately after such annual meeting will automatically, and without the need for any further action by the board, be granted a stock option to purchase up to 15,500 shares of our common stock and 7,500 restricted stock units for shares of our common stock.
The stock options granted to our non-employee directors have, or in the case of future stock options, will have, an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. Subject to a non-employee director’s continued service with us, the initial option will vest monthly with respect to 1/36 of the shares underlying such option until the third anniversary of the date of the grant and the initial restricted stock units will vest annually with respect to 1/3 of the shares underlying such grant until the third anniversary of the date of the grant. Subject to a non-employee director’s continued service with us, the annual option will vest monthly with respect to 1/12 of the shares underlying such option until the earlier of the business day immediately before our next annual meeting of stockholders or the first anniversary of the grant date. The annual restricted stock units will vest in full on the earlier of one business day prior to our next annual meeting of stockholders or the first anniversary of the grant date, at which such time the annual option will become fully vested and exercisable. Subject to a non-employee director’s continued service with us, the annual restricted stock units will vest in full on the earlier of one business day prior to our next annual meeting of stockholders or the first anniversary of the grant date. Stock options and restricted stock units granted to our non-employee directors will vest in full, and for options, become fully exercisable, upon the occurrence of a change in control event (as defined in our 2013 Stock Incentive Plan) and are otherwise subject to the terms and conditions of our 2013 Stock Incentive Plan.

Cash Compensation
Our non-employee board members are eligible to receive the following cash compensation:
•each non-employee director is eligible to receive an annual fee of $45,000;
•the chair of our audit committee is eligible to receive an additional annual fee of $20,000 and the other members of our audit committee are eligible to receive an additional annual fee of $10,000;
•until December 31, 2020, the chair of our compensation and talent strategy committee was eligible to receive an additional annual fee of $15,000 and the other members of our compensation and talent strategy committee were eligible to receive an additional annual fee of $7,500;
•beginning on January 1, 2021, the chair of our compensation and talent strategy committee is eligible to receive an additional annual fee of $17,500 and the other members of our compensation and talent strategy committee are eligible to receive an additional annual fee of $10,000;
•the chair of our nominating and corporate governance committee is eligible to receive an additional annual fee of $10,000 and the other members of our nominating and corporate governance committee are eligible to receive an additional annual fee of $5,000;
•the chair of our research and development committee is eligible to receive an additional annual fee of $10,000 and the other members of our research and development committee are eligible to receive an additional annual fee of $5,000;
•the chair of our special litigation committee is eligible to receive an additional annual fee of $20,000 and the other member of our special litigation committee is eligible to receive an additional annual fee of $10,000 (this compensation is in lieu of any compensation for service on our demand review committee); and
•our independent lead director is eligible to receive an additional annual fee of $25,000.
Annual fees for board service are payable in arrears in four equal quarterly installments on the last day of each quarter, with such installments to be paid for any quarter during which the director served on the board, on such committee or in such position.
    In addition to the above fees, our board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board, or to a non-employee chair of the board if one is then appointed. The Non-Employee Director Compensation Policy provides that, in determining any such additional fees, the board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as current best practices.
Reimbursement of Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to us, each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits described above under the heading “General Compensation Limits.”
Additional Compensation
    The Non-Employee Director Compensation Policy provides that we will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in the policy or in our filings with the SEC.

Non-Qualified Deferred Compensation Plan
Members of our board of directors are eligible to defer up to 100% of any cash compensation for service on our board or its committees under our Non-Qualified Deferred Compensation Plan. See “Compensation Discussion and Analysis—Additional Compensation Practices and Policies—Non-Qualified Deferred Compensation Plan” for a description of the plan.

AUDIT-RELATED MATTERS

Audit Committee Report
The audit committee of the board of directors of IVERIC bio, Inc. consists of three members, each of whom the board has determined is “independent” under Nasdaq Marketplace Rules, and includes an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules. The audit committee met five times in 2020.
The audit committee has reviewed our company's audited financial statements for the fiscal year ended December 31, 2020 and discussed them with our management and Ernst & Young LLP, our independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with our independent registered public accounting firm such firm’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2020.
Ernst & Young LLP has served as our independent registered public accounting firm since 2008.
By the audit committee of the board of directors of IVERIC bio, Inc.

Jane P. Henderson Axel Bolte Calvin Roberts

Audit Fees and Services
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2020	2019
Audit Fees (1)	$635,356	$613,389
Audit-Related Fees	—	—
Tax Fees (2)	59,500	—
All Other Fees (3)	1,850	3,195
Total Fees	$696,706	$616,584

(1)    This category includes fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2019, the review of condensed financial statements included in our Quarterly Reports on Form 10-Q, and the review of our registration statements during 2020 and 2019. Also during 2020 and 2019, this category included fees for the completion of comfort letter procedures associated with our follow-on public offerings.
(2)    This category consists of fees for professional services rendered by Ernst & Young LLP related to an Internal Revenue Code Section 382 study.
(3)    This category consists of fees for other products or services provided by Ernst & Young LLP not described above. The services for fees in 2020 and 2019 under this category are related to licensed accounting research software.
All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee, or the chair of our audit committee with subsequent ratification by the audit committee, or the engagement is entered into pursuant to a de minimis exception in accordance with applicable SEC rules.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class II Directors
In accordance with the terms of our certificate of incorporation and our bylaws, our board of directors is divided into three classes: class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows:
•the class I directors are Ms. Henderson and Mr. Sblendorio, and their term expires at our annual meeting of stockholders to be held in 2023;
•the class II directors are Dr. Blumenkranz, Mr. Bolte and Dr. Roberts, and their term expires at the 2021 annual meeting; and
•the class III directors are Dr. Graves and Dr. Guyer, and their term expires at our annual meeting of stockholders to be held in 2022.
On April 5, 2021, we announced that Dr. Guyer would be stepping down from his position as executive chairman and from our board of directors, in each case effective as of the close of business on the date of the 2021 annual meeting.
At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Blumenkranz, Mr. Bolte and Dr. Roberts are current directors whose terms expire at the 2021 annual meeting. Dr. Blumenkranz, Mr. Bolte and Dr. Roberts are nominated for re-election, each as a class II director, with a term ending in 2024. Unless otherwise instructed in the proxy, all proxies will be voted FOR the election of each of the nominees identified above to a three-year term ending in 2024, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for any or all of the nominees may so indicate by following the voting instructions set forth on the Notice and affirmatively withholding his or her vote for that or those nominee(s). Each of the nominees has indicated his willingness to serve on our board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board. We do not contemplate that any of the nominees will be unable to serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Consistent with the preference expressed by our stockholders at our 2016 annual meeting of stockholders, we have determined to hold an advisory vote on executive compensation annually.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation and talent strategy committee and our board for the year ended December 31, 2020. Our executive compensation program continues to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage management to assume excessive risks.

Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation and talent strategy committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3: To Ratify the Selection of Ernst & Young LLP as IVERIC's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021
The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as our independent registered public accounting firm since 2008 and has audited our financial statements since the fiscal year ended December 31, 2007, which was the first year of our operations. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or Nasdaq rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2021 annual meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be present at the 2021 annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS IVERIC'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2021 by:
•each of our directors;
•each of our named executive officers;
•all of our directors and current executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of: 90,169,616 shares of our common stock outstanding as of March 31, 2021.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that were currently exercisable as of March 31, 2021 or exercisable within 60 days of March 31, 2021 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Restricted stock units that are scheduled to vest during the 60-day period following March 31, 2021 are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o IVERIC bio, Inc., Five Penn Plaza, Suite 2372, New York, New York 10001.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Glenn P. Sblendorio (1)	1,243,630	1.4%
David R. Guyer (2)	1,187,041	1.3%
David F. Carroll (3)	451,769	*
Keith Westby (4)	461,438	*
Pravin U. Dugel (5)	163,961	*
Mark Blumenkranz, M.D. (6)	8,611	*
Axel Bolte (7)	62,667	*
Adrienne L. Graves, Ph.D. (8)	56,445	*
Jane P. Henderson (9)	78,667	*
Calvin W. Roberts, M.D. (10)	55,556	*
All Current Executive Officers and Directors as a Group (10 persons) (11)	3,839,785	4.1%
5% Stockholders
Entities Affiliated with Avoro Capital Advisors LLC (12)	7,250,000	8.0%
Entities Affiliated with BlackRock, Inc. (13)	6,764,268	7.5%
Entities Affiliated with RTW Investment, LP (14)	6,722,624	7.5%
Entities Affiliated with Deerfield Management, L.P. (15)	5,767,409	6.4%
Entities Affiliated with Perceptive Advisors LLC (16)	4,482,713	5.0%

(1)    Consists of (i) 273,773 shares of common stock and (ii) 969,857 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(2)    Consists of (i) 70,113 shares of common stock and (ii) 1,116,928 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(3)    Consists of (i) 80,165 shares of common stock and (ii) 371,604 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(4)    Consists of (i) 86,466 shares of common stock and (ii) 374,972 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(5)    Consists of (i) 70,000 shares of restricted stock units that are scheduled to vest during the 60-day period following March 31, 2021 and (ii) 93,961 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(6)    Consists of 8,611 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(7)    Consists of 62,667 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(8)    Consists of 56,445 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(9)    Consists of 78,667 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(10)    Consists of 55,556 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date.
(11)    Consists of (i) 510,517 shares of common stock, (ii) 3,259,268 shares of common stock underlying options that are exercisable as of March 31, 2021, or will become exercisable within 60 days after such date and (iii) 70,000 shares of restricted stock units that are scheduled to vest during the 60-day period following March 31, 2021.
(12)    Consists of 7,250,000 shares of common stock reported as owned by each of Avoro Capital Advisors LLC ("Avoro") and Behzad Aghazadeh ("Mr. Aghazadeh"), of which each of Avoro and Mr. Aghazadeh reports sole voting power and sole dispositive power with respect to 7,250,000 shares and shared voting power and shared dispositive power with respect to zero shares. Avoro provides investment advisory and management services and acquired the shares solely for investment purposes on behalf of Avoro Life Sciences Fund LLC ("Avoro Life Sciences"), and certain managed accounts, and Mr. Aghazadeh serves as the portfolio manager and controlling person of Avoro. Avoro Life Sciences has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of shares of our common stock. The address for each of Avoro and Mr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012. We obtained information regarding ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 12, 2021.
(13)    Consists of 6,764,268 shares of common stock reported as beneficially owned by BlackRock, Inc. ("BlackRock"), of which BlackRock reports sole voting power with respect to 6,681,946 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 6,764,268 shares and shared dispositive power with respect to zero shares. BlackRock is a parent holding company or controlling person reporting the shares owned by its subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc.,

BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC, none of which individually owns 5% or greater of shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. We obtained the information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 2, 2021.
(14)    Consists of an aggregate of 6,722,624 shares of common stock reported as owned by each of RTW Investments, LP ("Investments"), RTW Master Fund, Ltd. ("Master Fund") and Roderick Wong ("Mr. Wong"), of which each of Investments, Master Fund and Mr. Wong reports sole voting power with respect to zero shares, each of Investments and Mr. Wong reports shared voting power with respect to 6,722,624 shares and Master Fund reports shared voting power with respect to 4,654,517 shares, each of Investments, Master Fund and Mr. Wong reports sole dispositive power with respect to zero shares and each of Investments and Mr. Wong reports shared dispositive power with respect to 6,722,624 shares and Master Fund reports shared dispositive power with respect to 4,654,517 shares. The shares are held by Master Fund and one or more private funds (together the “Funds”) managed by Investments, which in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of all shares of common stock held by the Funds. Accordingly, Investments may be deemed to beneficially own an aggregate of 6,722,624 shares. Mr. Wong is the Managing Partner of Investments. The address for each of Investments and Mr. Wong is 40 10th Avenue, Floor 7, New York, NY 10014, and the address for Master Fund is 190 Elgin Avenue, GeorgeTown, Grand Cayman KYI-9001, Caymand Islands.We obtained the information regarding ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 12, 2021.
(15)    Consists of 5,767,409 shares of common stock reported as owned by each of Deerfield Mgmt, L.P. ("Management"), Deerfield Management Company, L.P. ("Management Company"), Deerfield Partners, L.P. ("Partners") and James E. Flynn ("Mr. Flynn"), of which each of them reports sole voting power with respect to zero shares, shared voting power with respect to 5,767,409 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 5,767,409 shares. The shares reported as owned by Management are held by Partners, of which Management is the general partner. The shares reported as owned by Management Company are held by Partners, of which Management Company is the investment advisor. The shares reported as owned by Mr. Flynn are held by Partners. Due to the relationships between them, the reporting persons may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. The address for each such entity or person is 345 Park Avenue South, 12th Floor, New York, NY 10010. We obtained the information regarding ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 12, 2021.
(16)    Consists of 4,482,713 shares of common stock reported as owned by each of Perceptive Advisors LLC ("Perceptive Advisors"), Joseph Edelman ("Mr. Edelman") and Perceptive Life Sciences Master Fund, Ltd. ("Perceptive Master Fund"), of which each of them reports sole voting power with respect to zero shares, shared voting power with respect to 4,482,713 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 4,482,713 shares. Perceptive Master Fund directly holds 4,482,713 shares of common stock. Perceptive Advisors serves as the investment manager to the Perceptive Master Fund and may be deemed to beneficially own such shares. Mr. Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own such shares. The address of each such entity or person is 51 Astor Place, 10th Floor, New York, NY 10003. We obtained the information regarding ownership of these shares solely from a Schedule 13G/A that was filed with the SEC on February 16, 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and representations made by the persons required to file these reports, we believe that, during the year ended December 31, 2020, our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them, except for a Form 3 for Dr. Dugel, which was timely filed on June 16, 2020 but inadvertently did not include two options to acquire 4,237 and 8,474 shares of our common stock, respectively, that Dr. Dugel acquired in 2012 in connection with his prior service to us as an independent consultant, which Form 3 has been amended to reflect these options.

OTHER MATTERS
Our board of directors does not know of any other matters that may come before the 2021 annual meeting. However, if any other matters are properly presented to the 2021 annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We have retained Innisfree M&A Inc., or Innisfree, to assist us in our proxy solicitation. We will pay Innisfree a base fee of $15,000, plus incremental solicitation fees expected to range from approximately $5,000 to $10,000 and reimbursement of out-of pocket expenses. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by use of other communications media.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at proxyrequest@ivericbio.com. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above email address.
Deadline for Submission of Stockholder Proposals for 2022 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2022 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, Attention: Corporate Secretary, no later than December 10, 2021, the date that is 120 days prior to the first anniversary of the mailing of the Notice Regarding the Availability of Proxy Materials for the 2021 annual meeting, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal at our 2022 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 19, 2022, and no later than February 18, 2022, provided that if the date of the 2022 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2021 annual meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2022 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2022 annual meeting of stockholders and (ii) the tenth day following the day on which notice of the date of the 2022 annual meeting of stockholders was mailed or public disclosure of the date of the 2022 annual meeting of stockholders was made, whichever occurs first.

IVERIC BIO

VOTE

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Your vote matters – here's how to vote!

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of IVERIC bio, Inc. recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

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1. Election of three Class II Directors:

	For	Withhold
01 - Mark S. Blumenkranz, M.D.	☐	☐
02 - Axel Bolte	☐	☐
03 - Calvin W. Roberts, M.D.	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, our named executive officer compensation as described in the proxy statement	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as IVERIC bio's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2021 Annual Meeting of Stockholders of IVERIC bio, Inc. will be held on Wednesday May 19, 2021 at 9:00 a.m. ET, virtually via the internet at www.meetingcenter.io/203895206.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — ISEE2021.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ISEE

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — IVERIC bio, Inc.

Annual Meeting of Stockholders – May 19, 2021
Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Glenn P. Sblendorio and Todd D.C. Anderman, or any of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2021 Annual Meeting of Stockholders of IVERIC bio, Inc. to be held on May 19, 2021, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the 2021 Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2021 ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.